Exhibit 10.4

LOAN AGREEMENT
Dated as of June 9, 2014
Between
GRAND PRIX SILI II LLC,
as Borrower
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Lender

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TABLE OF CONTENTS

Page
ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Section 1.1 Definitions	1
Section 1.2 Principles of Construction	38

ARTICLE II – GENERAL TERMS	38
Section 2.1 Loan Commitment; Disbursement to Borrower	38
2.1.1 Agreement to Lend and Borrow	38
2.1.2 Single Disbursement to Borrower	38
2.1.3 The Note, Mortgage and Loan Documents	38
2.1.4 Use of Proceeds	38
Section 2.2 Interest Rate	39
2.2.1 Interest Rate	38
2.2.2 Interest Calculation	38
2.2.3 [Intentionally Omitted]	39
2.2.4 [Intentionally Omitted]	39
2.2.5 Default Rate	39
2.2.6 Usury Savings	39
Section 2.3 Loan Payment	39
2.3.1 Monthly Debt Service Payments	39
2.3.2 Payments Generally	39
2.3.3 Payment on Maturity Date	40
2.3.4 Late Payment Charge	40
2.3.5 Method and Place of Payment	40
Section 2.4 Prepayments	40
2.4.1 Voluntary Prepayments	40
2.4.2 Mandatory Prepayments	42
2.4.3 Prepayments After Default	42
2.4.4 [Reserved]	42
2.4.5 Application of Prepayments	42
2.4.6 Prepayment Prior to Permitted Defeasance Date	42
Section 2.5 Release of Property	43
2.5.1 Release of Property	43
2.5.2 [Intentionally Omitted]	43
2.5.3 [Intentionally Omitted]	43
2.5.4 Assignments of Mortgage	43
Section 2.6 Lockbox Account/Cash Management	44
2.6.1 Lockbox Account	44
2.6.2 Cash Management Account	45
2.6.3 Payments Received under the Cash Management Agreement	46

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Section 2.7 Withholding Taxes	46
Section 2.8 Intentionally Omitted	50
Section 2.9 Defeasance	50
2.9.1 Voluntary Defeasance	50
2.9.2 Collateral	52
2.9.3 Successor Borrower	52

ARTICLE III – CONDITIONS PRECEDENT	53
Section 3.1 Conditions Precedent to Closing	53

ARTICLE IV – REPRESENTATIONS AND WARRANTIES	53
Section 4.1 Borrower Representations	53
4.1.1 Organization	53
4.1.2 Proceedings	53
4.1.3 No Conflicts	53
4.1.4 Litigation	54
4.1.5 Agreements	54
4.1.6 Title	54
4.1.7 Solvency	54
4.1.8 Full and Accurate Disclosure	55
4.1.9 No Plan Assets	55
4.1.10 Compliance	56
4.1.11 Financial Information	56
4.1.12 Condemnation	56
4.1.13 Federal Reserve Regulations	56
4.1.14 Utilities and Public Access	57
4.1.15 Not a Foreign Person	57
4.1.16 Separate Lots	57
4.1.17 Assessments	57
4.1.18 Enforceability	57
4.1.19 No Prior Assignment	57
4.1.20 Insurance	57
4.1.21 Use of Property	58
4.1.22 Certificate of Occupancy; Licenses	58
4.1.23 Flood Zone	58
4.1.24 Physical Condition	58
4.1.25 Boundaries	58
4.1.26 Leases	58
4.1.27 Survey	59
4.1.28 Inventory	59
4.1.29 Filing and Recording Taxes	59
4.1.30 Special Purpose Entity/Separateness	59
4.1.31 Management Agreement	63

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4.1.32 Illegal Activity	63
4.1.33 No Change in Facts or Circumstances; Disclosure	63
4.1.34 Investment Company Act	63
4.1.35 Embargoed Person	63
4.1.36 Principal Place of Business; State of Organization	63
4.1.37 Reserved	63
4.1.38 Cash Management Account	64
4.1.39 Taxes	64
4.1.40 Reserved	65
4.1.41 Franchise Agreement	65
4.1.42 PIPs	65
4.1.43 Operating Lease	65
Section 4.2 Survival of Representations	65
Section 4.3 Lender ERISA Representation	65

ARTICLE V – BORROWER COVENANTS	66
Section 5.1 Affirmative Covenants	66
5.1.1 Existence; Compliance with Legal Requirements	66
5.1.2 Taxes and Other Charges	67
5.1.3 Litigation	68
5.1.4 Access to the Property	68
5.1.5 Reserved	68
5.1.6 Cooperate in Legal Proceedings	68
5.1.7 Reserved	68
5.1.8 Award and Insurance Benefits	68
5.1.9 Further Assurances	68
5.1.10 Principal Place of Business, State of Organization	69
5.1.11 Financial Reporting	70
5.1.12 Business and Operations	72
5.1.13 Title to the Property	72
5.1.14 Costs of Enforcement	73
5.1.15 Estoppel Statement	73
5.1.16 Loan Proceeds	73
5.1.17 Performance by Borrower	74
5.1.18 Confirmation of Representations	74
5.1.19 O&M Program	74
5.1.20 Leasing Matters	74
5.1.21 Alterations	76
5.1.22 Operation of Property	79
5.1.23 Embargoed Person	80
5.1.24 Payment of Obligations	80
5.1.25 Taxes	80

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5.1.26 Reserved	81
5.1.27 Operating Lease	81
Section 5.2 Negative Covenants	81
5.2.1 Operation of Property	81
5.2.2 Liens	82
5.2.3 Dissolution	82
5.2.4 Change In Business	82
5.2.5 Debt Cancellation	82
5.2.6 Zoning	82
5.2.7 No Joint Assessment	83
5.2.8 Intentionally Omitted	83
5.2.9 ERISA	83
5.2.10 Transfers	53
5.2.11 Reserved	88
5.2.12 Operating Lease	88

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION	90
Section 6.1 Insurance	90
Section 6.2 Casualty	94
Section 6.3 Condemnation	94
Section 6.4 Restoration	95

ARTICLE VII – RESERVE FUNDS	100
Section 7.1 Required Repairs	100
7.1.1 Deposits	100
7.1.2 Completion of Required Repairs	100
Section 7.2 Tax and Insurance Escrow Fund	100
Section 7.3 Replacements and Replacement Reserve	101
7.3.1 Replacement Reserve Fund	101
7.3.2 Disbursements from Replacement Reserve Account	101
7.3.3 Performance of Replacements, Capital Expenditures and PIP Expenses	102
7.3.4 Balance in the Replacement Reserve Account	103
Section 7.4 CapEx Reserve	103
7.4.1 Deposits to CapEx Reserve Fund	103
7.4.2 Withdrawal of CapEx Reserve Funds	103
Section 7.5 Reserved	104
Section 7.6 Excess Cash Flow Reserve Fund	104
7.6.1 Deposits to Excess Cash Flow Reserve Fund	104
7.6.2 Release of Excess Cash Flow Reserve Funds	104
Section 7.7 Reserve Funds, Generally	104

ARTICLE VIII – DEFAULTS	105

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SCHEDULES
Schedule I    –    Reserved
Schedule II    –    Reserved
Schedule III    –    Reserved
Schedule IV    –    Required Repairs - Deadlines for Completion
Schedule V    –    Organizational Chart of Borrower
Schedule VI    –    Reserved
Schedule VII    –    Reserved
Schedule VIII    –    Reserved
Schedule IX    –    O&M Program
Schedule X    –    Approved PIP Expenses and Capital Expenditures
Schedule XI    –    Property Improvement Plan

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of June 9, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and GRAND PRIX SILI II LLC, a Delaware limited liability company, having its principal place of business at c/o Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480 (“Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined);
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.
Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.
“Accounts” shall mean, collectively, the Lockbox Account, the CapEx Reserve Account, the Excess Cash Flow Reserve Account, the Cash Management Account, the Replacement Reserve Account or any other escrow accounts or reserve accounts established by the Loan Documents.
“Actual Knowledge” shall mean, with respect to any Loan Party, the actual (but not imputed or constructive) knowledge of Jeffrey H. Fisher, Eric Kentoff, and Dennis Craven of Chatham Lodging Trust.
“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, if a Securitization has occurred, satisfactory in form and substance

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to the Approved Rating Agencies, delivered by Hunton & Williams LLP or other counsel reasonably satisfactory to Lender and, if a Securitization has occurred, satisfactory to the Approved Rating Agencies.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any Manager in which Borrower, Operating Lessee or Guarantor has, directly or indirectly, any legal, beneficial or economic interest, provided, that Island Hospitality Management, Inc., shall not be deemed to be an Affiliated Manager under the Loan Documents solely by reason of any individual acting as an officer, director, board member or shareholder of Island Hospitality Management, Inc. and of Borrower or any other Loan Party, or any Guarantor.
“Agent” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution acting as Agent under the Cash Management Agreement.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of the Operating Lessee or Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.
“Approved Accountant” shall mean PricewaterhouseCoopers, any other “Big Four” accounting firm, or other independent certified public accountant reasonably acceptable to Lender.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
“Approved PIP Expenses” shall have the meaning set forth in Section 7.4.1 hereof.
“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency which, in each case, has been approved by Lender and designated by Lender to assign a rating to the Securities.
“Assignment of Franchise Agreement” shall mean, that certain comfort letter, dated as of the date hereof among Lender, Borrower and Franchisor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean, that certain Assignment of Management Agreement, dated as of the date hereof, among Lender, Borrower, and Operating Lessee, with the consent and agreement of Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

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“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or such Person soliciting or causing to be solicited petitioning creditors for any involuntary petition against it; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding its insolvency or inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document or in correspondence with Lender), or to take action in furtherance of any of the foregoing.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.
“Bankruptcy Proceeding” shall mean that certain Chapter 11 bankruptcy proceeding of Innkeepers USA Trust, together with certain of its affiliates, including, among others, Borrower, filed on July 19, 2010 in the United States Bankruptcy Court for the Southern District of New York.
“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower REIT” shall have the meaning set forth in Section 5.2.10(d)(ii) hereof.
“Broker” shall mean Eastdil Secured.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“CapEx Cash Sweep Period” shall mean each of: (i) with respect to the Public Space PIP, the period (the “Public Space Period”) commencing on December 1, 2014 and continuing until the aggregate amount of CapEx Excess Cash Flow deposited into the CapEx Reserve Account during such Public Space Period shall equal the Public Space CapEx Cap and (ii) with respect to the Rooms/Corridors PIP, the period (the “Room/Corridor Period”) commencing on February 1, 2016 and continuing until the aggregate amount of CapEx Excess Cash Flow deposited

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into the CapEx Reserve Account during such Room/Corridor Period shall equal the Rooms/Corridor Space CapEx Cap. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that both a Public Space Period and a Room/Corridor Period may occur simultaneously (in whole or in part), consecutively or non-consecutively, as the case may be.
“CapEx Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.
“CapEx Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“CapEx Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
“Capital Expenditures” shall mean, for any period, the amount expended during such period for items required to be capitalized under the Uniform System of Accounts and reconciled in accordance with GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee, Lender, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) a Debt Yield Trigger Event or (c) a Bankruptcy Action of Borrower or Operating Lessee.
“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure; (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of the cure or written waiver (as applicable) of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion); or (c) if the Cash Sweep Event is caused by the Bankruptcy Action of Borrower or Operating Lessee, if such Bankruptcy Action is involuntary and not consented to by Borrower or Operating Lessee, Borrower shall have the same discharged or dismissed within ninety (90) days, without any adverse consequences to the Loan or the Property, which shall be determined in Lender’s sole discretion; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no other Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses and (iii) following a Cash Sweep Event Cure two (2) times in the aggregate during the term of the Loan all funds in the Excess Cash Flow Account shall be released to Borrower and the Cash Sweep Period shall immediately cease, provided that Lender, in its sole discretion, accepts such Cash Sweep Event Cure.

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“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the date of the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable agreements, (b) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”; (e) such Independent Director dies or is incapacitated or otherwise unable to perform its duties as an Independent Director; or (f) any other reason for which the prior written consent of Lender shall have been obtained.
“Chatham Confidential Information” shall mean any and all non-public financial or other information regarding, or which relates to, Guarantor or any constituent owners of Guarantor, but which excludes all financial information required to be delivered by Guarantor to Lender hereunder and under the Guaranty.
“Chatham Lodging Trust” shall mean Chatham Lodging Trust, a Maryland real estate investment trust.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Completion Security” shall have the meaning set forth in Section 5.1.21(b)(i) hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

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“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.
“Constituent Members” shall have the meaning set forth in Section 4.1.7 hereof.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of a Person, whether through the ownership of beneficial interests or voting securities in such Person, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, the Defeasance Payment Amount and any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal (if any) and interest payments due under this Agreement and the Note for such period.
“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
(a)    the numerator is the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations; and
(b)    the denominator is the actual amount of Debt Service due and payable on the Loan for such period.
“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:
(a)    the actual Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder,

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without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations; and
(b)    the outstanding principal balance of the Loan (after taking into account any prepayments made by Borrower as of such date of determination).
“Debt Yield Cure” shall mean no Event of Default shall be continuing and the achievement of a Debt Yield for the two (2) consecutive calendar quarters immediately preceding the date of determination based upon the trailing twelve (12) month period immediately preceding such date of determination of 8.25%, provided, that Borrower may achieve the required Debt Yield and the resulting Debt Yield Cure immediately upon making a prepayment of the Loan in accordance with Section 2.4.1(c) hereunder.
“Debt Yield Trigger Event” shall mean a Debt Yield on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing twelve (12) month period immediately preceding such date of determination, of less than 8.00%.
“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Interest Rate.
“Defeasance Date” shall have the meaning set forth in Section 2.9.1(a)(i) hereof.
“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Section 2.4 and Section 2.8 hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Approved Rating Agencies incurred in connection therewith).
“Defeasance Event” shall have the meaning set forth in Section 2.9.1(a) hereof.
“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

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“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State-chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a State-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, and (ii) the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or each of Wells Fargo Bank, N.A., Bank of America, N.A., SunTrust, Regions Bank, M&T Bank, and Fifth Third Bank, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings in effect as of the Closing Date.
“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in any Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, made by Borrower and Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Environmental Law” means any applicable federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health (relating from exposure to Hazardous Substances) or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any applicable federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity; (d) relating to wrongful death, personal injury, or property or other damage in connection with any presence or use at or Release from, the Property of any Hazardous Substances or (e) property or other damage in connection with the presence, Release of or use of Hazardous Substances at the Property.
“Environmental Liens” shall have the meaning set forth in the Environmental Indemnity.
“Environmental Report” shall have the meaning set forth in the Environmental Indemnity.
“Equipment” shall mean, with respect to the Property, any equipment now owned or hereafter acquired by Borrower and/or Operating Lessee, which is used at or in connection with the Improvements or the Property or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and/or Operating Lessee and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and as the same may hereafter be further amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

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“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.
“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.
“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.
“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Section 2.7 Taxes imposed under FATCA.
“Exculpated Party” shall have the meaning set forth in Section 9.3(a) hereof.
“Expansion Alterations” shall have the meaning set forth in Section 5.1.21(b) hereof.
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code.
“FF&E” shall mean, with respect to the Property, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including

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(without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, telephones and telephone equipment, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, and all other customary hotel equipment and other tangible property owned by Borrower or Operating Lessee, or in which Borrower or Operating Lessee has or shall have an interest, now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants or by third party operators (other than Operating Lessee).
“FF&E Expenditures” shall mean all renovations, refurbishing, replacements of, or additions to, FF&E, and any special projects designed to maintain the Improvements in a condition consistent with the condition thereof as of the Closing Date, including, without limitation, renovation of the guest room areas, public space, food and beverage facilities, spa or recreational facilities, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements. The term “FF&E Expenditures” shall not include any Capital Expenditures, and any program of capital improvements involving an addition to the Improvements, or designed to substantially upgrade or change the nature or image of the Improvements (as opposed to a renovation or refurbishing which might take place as part of the normal or cyclical upkeep of the Improvements).
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall mean, with respect to the Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower or Operating Lessee which is so related to the Land and the Improvements forming part of the Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and,

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if owned jointly, to the extent of Borrower’s or Operating Lessee’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.
“Force Majeure” shall mean the delay of Borrower or Operating Lessee, as the case may be, to timely perform or cause to be performed any non-monetary obligation hereunder or under any of the other Loan Documents by reason of any act of God, enemy or hostile government action, terrorist attacks, civil commotion, insurrection, sabotage, strikes or lockouts or other similar causes, provided, that in each case, such cause or causes were beyond the reasonable control of Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee as the case may be and Borrower gives notice of such event to Lender within ten (10) days of the occurrence thereof.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Franchise Agreement” shall mean that certain Relicensing Franchise Agreement dated as of June __, 2014, between the Operating Lessee and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.
“Franchisor” shall mean MIF, L.L.C., or, if the context requires, a Qualified Franchisor.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, State, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code.
“Gross Income from Operations” shall mean all income and proceeds for any period, without duplication (whether in cash or on credit, and computed in accordance with GAAP and the Uniform System of Accounts, and the Management Agreement), received by Borrower, Operating Lessee or Manager from the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower, Operating Lessee or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, during such period, including, without limitation: (a) all income and proceeds received from rental of rooms, Leases, the Operating Lease and rental of rooms, exhibits, sales, commercial, meeting, conference and/or banquet space within the Property, including net parking revenue, if any; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and

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proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof and in the Restoration of the Property); and (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property, other than Operating Lessee; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Operating Lessee or Manager; (3) income and proceeds from the sale or other disposition of furniture, fixtures and equipment not in the ordinary course of the Property operation; (4) federal, state and municipal excise, Sales and Occupancy Taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) non-recurring income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) intentionally omitted; (12) Insurance Proceeds (other than business interruption or other loss of income insurance); (13) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; (14) any disbursements to Borrower from the Reserve Funds; (15) unforfeited security deposits; and (16) rental income attributable to any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease with Borrower or Operating Lessee that is (A) in bankruptcy and has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (B) in default under its Lease beyond any applicable notice and cure periods, (C) that has expressed its intention in writing to not renew, terminate, cancel and/or reject its applicable Lease, (D) whose tenancy at the Property is month-to-month and/or (E) under a Lease which expires within sixty (60) days or less of the applicable date of calculation hereunder.
“Guarantor” shall mean Chatham Lodging, L.P., a Delaware limited partnership.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, made by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall include, but are not limited to, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any applicable Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated

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biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
“Holdco” shall mean, individually or collectively, as the context may require, INK Acquisition LLC, INK Acquisition IV LLC, INK Acquisition V LLC, INK Acquisition VI LLC and INK Acquisition VII LLC, each a Delaware limited liability company.
“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to the Property.
“Indebtedness” of a Person, on a particular date, shall mean the sum (without duplication) on such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Parties” shall mean, collectively, (a) Lender and its designee (whether or not such designee is the Lender), (b) any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, and any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Security Exchange Act, (d) any Person who is or will have been involved in the origination of the Loan on behalf of Lender, (e) any Person who is or will have been involved in the servicing of the Loan secured hereby, (f) any Person in whose name the encumbrance created by each Mortgage is or will have been recorded, and (g) any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby, including, but not limited to, investors in the Securities, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, and any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business, as well as the respective directors, officers, shareholders, partners, employees, representatives, agents and Affiliates of any and all of the foregoing.

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“Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.
“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnifying Person” shall mean Borrower.
“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has not in the last five years been, and will not while serving as Independent Director be, any of the following:
(a)    a member, partner, equity holder, manager, director, officer or employee of Borrower or any of its equity holders or Affiliates (other than serving as an Independent Director of Borrower or Operating Lessee, or an Affiliate of Borrower or Operating Lessee that is not in the direct chain of ownership of Borrower or Operating Lessee and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(b)    a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or managers and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(c)    a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower or Operating Lessee shall be qualified to serve as an Independent Director of Borrower or Operating Lessee, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower or Operating Lessee in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents

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contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity in this Agreement.
“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter, dated the date hereof, delivered by Hunton & Williams LLP to Lender in connection with the Loan.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Interest Rate” shall mean a rate of four and sixty-four one-hundredths percent (4.64%) per annum.
“Lease” shall mean any lease (other than the Operating Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, including and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Legal Requirements” shall mean, with respect to the Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all licenses), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Operating Lessee, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any material way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt

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of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.
“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
“Lien” shall mean, with respect to the Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge of, on or affecting Borrower, Operating Lessee or the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, and all other documents executed and/or delivered by any Loan Party or Guarantor, as applicable, in connection with the Loan.
“Loan Party” shall mean, individually or collectively, as the context requires, Borrower, and Operating Lessee.
“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust.
“Lockbox Account” shall have the meaning set forth in Section 2.5.1 hereof.
“Lockbox Agreement” shall mean, individually or collectively as the context requires, each of (i) that certain Deposit Account Control Agreement by and among Borrower, Lender and Wells Fargo Bank, National Association dated as of the date hereof and (ii) that certain Control Agreement by and among Borrower, Lender and with Regions Bank, dated as of the date hereof, as each of the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.
“Lockbox Bank” shall mean, individually or collectively as the context requires each of Wells Fargo Bank, National Association, Regions Bank or another Eligible Institution reasonably acceptable to Lender.

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“Major Lease” shall mean any Lease (a) that, together with all other Leases to the same Tenant or its Affiliates, demises in excess of 5,000 net rentable square feet of total space in the Improvements, at the Property, or (b) made with a Tenant that is paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations with respect to the Property.
“Management Agreement” shall mean the management agreement entered into by and between the Operating Lessee and Manager, pursuant to which Manager provides management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property pursuant to a Replacement Management Agreement entered into in accordance with this Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“Manager” shall mean Island Hospitality Management, Inc., a Florida corporation, or, if the context requires, a Qualified Manager who is managing the Property pursuant to a Replacement Management Agreement entered into in accordance with this Agreement.
“Material Adverse Effect” shall mean (i) any material adverse effect on (a) the business, profits, operations or financial condition of Borrower or Operating Lessee (including, without limitation, Net Operating Income), (b) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other obligations under the Loan Documents, or (c) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document or (ii) any events, conditions or set of facts which result in a diminution in the value of the Property by an amount equal $5,000,000.00.
“Maturity Date” shall mean July 1, 2024, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under federal law or the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $364,131.61.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.
“Mortgage” shall mean that certain first priority Fee and Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, made by Borrower

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and Operating Lessee to or for the benefit of Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of $70,700,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.
“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Operating Lessee, as applicable, which is signed by an authorized officer of Borrower or Operating Lessee or of the general partner, managing member or sole member of Borrower or Operating Lessee, as applicable.
“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Property, (iv) contributions to the Reserve Funds, (iv) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense, (v) non‑recurring expenses and other extraordinary expenses not expected to be incurred on an annual basis, and (vi) deposits to the Reserve Funds), incurred by Borrower or Operating Lessee or Manager pursuant to the Management Agreement to the extent subject to payment or reimbursement by Operating Lessee thereunder, which are properly attributable to the period under consideration under Borrower’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits, in the case of personnel Manager, to the extent subject to payment or reimbursement by Operating Lessee under the Management Agreement; (c) the cost of all other

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goods and services obtained by Borrower or Operating Lessee or, to the extent subject to payment or reimbursement by Operating Lessee under the Management Agreement, by Manager, in connection with the operation of the Property, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower or Operating Lessee and, to the extent provided in the Management Agreement, Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Operating Lessee with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower, Operating Lessee or the Manager (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; (i) all expenses for advertising the Property and all expenses of sales promotion, marketing and public relations activities; (j) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s or Operating Lessee’s system; (k) the cost associated with any retail Leases; (l) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (m) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; and (n) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.
“Operating Lease” shall mean, that certain Lease Agreement between Operating Lessee and Borrower, dated as of the date hereof, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.
“Operating Lessee” shall mean, Chatham SILI II Leaseco LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

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“Operating Rent” shall mean all rent and other amounts due to Borrower under the Operating Lease.
“Operations Security” shall have the meaning set forth in Section 5.1.21(b)(ii) hereof.
“Other Charges” shall mean, to the extent applicable, all ground lease rents, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Obligations” shall have the meaning as set forth in the Mortgage.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” shall have the meaning set forth in Section 9.1.1(g) hereof.
“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or, if such day is not a Business Day, the immediately preceding Business Day.
“Permitted Defeasance Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized.
“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) Liens that are being contested in good faith and by appropriate proceedings in accordance with the applicable provisions of this Agreement and the other Loan Documents, (e) Liens securing Permitted Equipment Leases, (f) all easements, encroachments, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property, that are, in each case, necessary for the use and operation of the Property and do not or would not have a Material Adverse Effect, and (g) such other title and survey exceptions as are covered in the Title Insurance Policy or that Lender has approved or may approve in writing in Lender’s reasonable discretion.

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“Permitted Equipment Leases” means equipment or personal property financing that is (a) entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s or Operating Lessee’s business, (b) relate to Personal Property which is (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s or Operating Lessee’s business and (ii) readily replaceable without material interference or interruption to the operation of the Property and (c) which is secured only by the financed equipment or Personal Property.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;
(ii)    Federal Housing Administration debentures having maturities of not more than 365 days;
(iii)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable

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rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;
(iv)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D)  must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;
(v)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vi)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself,

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result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vii)    commercial paper (including both non‑interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(viii)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
(ix)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive

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principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
“Permitted Par Prepayment Date” shall mean April 1, 2024.
“Permitted Release Date” shall mean the date that is the earlier of (a) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized, and (b) August 1, 2017.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Physical Conditions Report” shall mean a structural engineering report prepared by a company reasonably satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its reasonable discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on the Property (or, if a final certificate of occupancy is not available in the applicable jurisdiction, a temporary certificate of occupancy), unless such information and/or certificate of occupancy are included in any separate zoning report obtained by Lender with respect to the Property and satisfactory in form and substance to Lender in its reasonable discretion.
“PIPs” shall mean, collectively, (a) the Public Space PIP, (b) the Room/Corridor PIP, (c) each other Property Improvement Plan, in effect as of the Closing Date with respect to the Property, and (d) any other Property Improvement Plans to which the Property shall become subject after the Closing Date in accordance with the terms of the Franchise Agreement and this Agreement. Each Property Improvement Plan is referred to herein as a “PIP”, a copy of which is attached hereto as Schedule XI.
“PIP Expenses” shall have the meaning set forth in Section 7.4.2 hereof.
“Policies” shall have the meaning set forth in Section 6.1(b) hereof.
“Policy” shall have the meaning set forth in Section 6.1(b) hereof.
“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any

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successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.
“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.3 hereof.
“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.
“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Operating Lessee, Guarantor and/or any Affiliated Manager.
“Public Space CapEx Cap” shall mean One Million Two Hundred Twenty-Four Thousand Four Hundred and No/100 Dollars ($1,224,400.00).
“Public Space PIP” shall have the meaning set forth on Schedule X hereto.
“Public Vehicle” shall mean a Person whose securities are listed and traded on a nationally recognized securities exchange or quoted on a nationally recognized automated quotation system and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.
“Qualified Franchisor” shall mean either (a) Franchisor; or (b) in the reasonable judgment of Lender, a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that if a Securitization has occurred, Borrower shall have obtained (i) a Rating Agency Confirmation from the Approved Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.
“Qualified Guarantor” shall mean a Person that (a) satisfies the covenants set forth in Section 5.2 of the Guaranty; (ii) is not a Prohibited Person or been subject to any Bankruptcy Action or of a material governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, within seven (7) years prior to the date of such replacement, (iii) delivers customary searches with respect to such Person reasonably requested by Lender in writing (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) the results of which searches are reasonably acceptable to Lender, (iv) delivers an Additional Insolvency Opinion covering such replacement Person, (v) shall (or together with Guarantor shall) Control each Loan Party and own at least fifty-one percent (51%) (directly or indirectly) of the interests in each Loan Party.

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“Qualified Manager” shall mean either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that if a Securitization has occurred, Borrower shall have obtained (i) a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager and its management of the Property and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion in form acceptable to Lender and each Approved Rating Agency.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.
“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.
“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.
“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.
“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
“Remediation” shall mean (a) any response, remedial, removal or corrective action or any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance in accordance with Environmental Laws, (b) any actions required to prevent, cure or mitigate any Release of any Hazardous Substance to comply with any applicable Environmental Laws, (c) any action to comply with any applicable Environmental Laws or with any permits issued pursuant thereto, and (d) any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.
“REMIC Opinion” shall have the meaning set forth in Section 2.5.4 hereof.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

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“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Operating Lessee or their respective agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor in substantially the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor which is reasonably acceptable to Lender in form and substance, provided that, with respect to this subclause (b), if a Securitization shall have occurred, Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager in substantially the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager which is reasonably acceptable to Lender in form and substance, provided that, with respect to this subclause (ii), if a Securitization shall have occurred, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Qualified Manager and its management of the Property, and (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender, each applicable Loan Party, and such replacement manager), executed and delivered to Lender by each such applicable Loan Party and such Qualified Manager at Borrower’s expense, provided, that in the event such Qualified Manager is an Affiliated Manager, any replacement assignment of management agreement shall include a subordination of management fees in form and substance reasonably acceptable to Lender.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

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“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall mean an amount equal to four percent (4%) of Gross Income from Operations, in each case for the calendar month two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required and subject to adjustment in accordance with Section 7.3.1 hereof.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Reserve Fund, the CapEx Reserve Fund, and any other escrow fund established by the Loan Documents.
“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president or such other authorized representative of such Person.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean collectively, (a) Borrower, Operating Lessee or any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Operating Lessee or any Affiliated Manager or any non-member manager; and with respect to clause (b), excluding (i) any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower or any Affiliated Manager, and (ii) Guarantor and any shareholder, partner, member, non-member manager or any other Person owning a direct or indirect legal or beneficial interest in Guarantor.
“RevPAR” shall mean an amount equal to the Property’s average daily room rate multiplied by its occupancy rate.
“Room License Agreement” shall mean each license agreement for the use of hotel rooms entered into with a hotel guest or guests in the ordinary course of operation of the Property.
“Room/Corridor CapEx Cap” shall mean Two Million Eight Hundred Seventeen Thousand Seven Hundred Ten and No/100 Dollars ($2,817,710.00).
“Room/Corridor PIP” shall have the meaning set forth on Schedule X hereto.
“S&P” shall mean Standard & Poor’s Ratings Services.

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“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.
“Sales and Occupancy Taxes” shall mean any sales, use or occupancy or other taxes or charges for the use of guest rooms at the Property required to be paid by any Governmental Authority.
“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.9.1(b) hereof.
“Section 2.7 Taxes” shall mean all applicable taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Securities” shall have the meaning set forth in Section 9.1 hereof.
“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Securitization” shall have the meaning set forth in Section 9.1 hereof.
“Security Agreement” shall have the meaning set forth in Section 2.9.1(a)(v) hereof.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Shortfall” shall mean, with respect to each amount required to be applied by Agent to each applicable Subaccount (as defined in the Cash Management Agreement) pursuant to clauses (a) through (h) (inclusive) of Section 3.4(A) of the Cash Management Agreement as of any Payment Date, the positive difference, if any, between (i) the amounts required to be so applied on such Payment Date and (ii) the amount of funds that Borrower estimates in good faith will be available in the Cash Management Account on such Payment Date to be so applied.]
“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that has complied with, and at all times while any of the Obligations are outstanding, will comply with the following requirements unless it has received prior consent to do otherwise from Lender or a permitted administrative agent thereof, and, while the Loan is securitized, (a) a Rating Agency Confirmation from each of the Approved Rating Agencies and (b) an Additional Insolvency Opinion, in each case:
(i)    is and shall be organized solely for the purpose of acquiring and owning a fee or leasehold interest in, developing, holding, selling, leasing, transferring, exchanging, managing, operating, and financing the Property, entering into and performing its obligations under the Loan Documents with Lender,

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refinancing its interest in the Property in connection with a repayment of the Loan, and transacting all lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)    has not engaged and shall not engage in any business unrelated to the applicable purposes set forth in clause (i) above,
(iii)    has not owned and shall not own any real property other than the Property;
(iv)    has not had, does not have, shall not have, any assets other than its interests in the Property and personal property necessary or incidental to its ownership and operation of the Property;
(v)    has not engaged, sought or consented to, and will, to the fullest extent permitted by law, not engage in, seek or consent to, unless otherwise permitted in accordance with the Loan Documents (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;
(vi)    shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the consent of Lender;
(vii)    if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;
(viii)    if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Bankruptcy Action either with respect to itself;
(ix)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

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(x)    if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any action requiring the unanimous affirmative vote of the member and the Independent Directors and shall not cause or permit the member of such entity to take any action requiring the unanimous affirmative vote of the member and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(xi)    shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors, take any Bankruptcy Action;
(xii)    is and intends to remain solvent and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets to the extent of available cash as the same shall become due, and is currently maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that in no event shall the foregoing create liability of Borrower or Operating Lessee or any direct or indirect member of Borrower or Operating Lessee, or any other Person on account of Borrower’s or Operating Lessee’s insolvency due to insufficiency of capital or require any direct or indirect member of Borrower or Operating Lessee or any other Person to make any additional capital contribution, advance, loan or any other type of financing to Borrower or Operating Lessee or any other Person;
(xiii)    has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;
(xiv)    has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the

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extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;
(xv)    has maintained and shall maintain its own records, books, resolutions and agreements;
(xvi)    has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than as provided in this Agreement and the Cash Management Agreement with respect to other Special Purpose Entities;
(xvii)    has held and shall hold its assets in its own name;
(xviii)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than any of its Affiliates, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or Operating Lessee, as applicable;
(xix)    (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(xx)    has paid and shall pay, to the extent of available cash, its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, that in no event shall the foregoing create liability of Borrower or Operating Lessee or any direct or indirect member of Borrower or Operating Lessee or any other Person on account of Borrower’s or Operating Lessee’s insolvency due to insufficiency of capital or require any direct or indirect member of Borrower or any other Person to make any additional capital contribution, advance, loan or any other type of financing to Borrower or Operating Lessee or any other Person;
(xxi)    has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

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(xxii)    has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements, and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;
(xxiii)    shall have no Indebtedness other than (i) in the case of Borrower, the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership, leasing, management and/or operation of the Property and the routine administration of Borrower or Operating Lessee, as applicable, in amounts not to exceed 3% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;
(xxiv)    has not assumed, guaranteed or become obligated, and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person except in each case as provided in this Agreement and the Cash Management Agreement with respect to other Special Purpose Entities;
(xxv)    has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;
(xxvi)    has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate; provided, however, that in no event shall the foregoing create liability of Borrower or Operating Lessee on account of Borrower’s or Operating Lessee’s insolvency due to insufficiency of capital or require any member of Borrower or any other Person to make any additional capital contribution, advance, loan or any other type of financing to Borrower or Operating Lessee or any other Person;
(xxvii)    has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(xxviii)    [intentionally omitted];

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(xxix)    has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than any of its Affiliates and not as a division or part of any other Person, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or Operating Lessee, as applicable;
(xxx)    has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxxi)    has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity), except as expressly set forth in this Agreement with respect to another Special Purpose Entity and that Individual Borrower or Operating Lessee may from time to time in the ordinary course of business agree with tenants under Leases of all or any portion of the Property to make certain tenant improvement allowances available to such tenants;
(xxxii)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(xxxiii)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
(xxxiv)    has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxxv)    if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;
(xxxvi)    has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to other Special Purpose Entities, the Guaranty, the Environmental Indemnity and the guaranties delivered in connection with the Franchise Agreement;

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(xxxvii)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary;
(xxxviii)    has complied and shall comply with all of the terms and provisions contained in its organizational documents.
(xxxix)    reserved;
(xl)    has not permitted and shall not permit any Affiliate independent access to its bank accounts;
(xli)    is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business (except with respect to the Bankruptcy Proceeding);
(xlii)    has paid all taxes which it owes prior to delinquency and is not currently involved in any dispute with any taxing authority;
(xliii)    is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full; it being acknowledged and agreed that the Bankruptcy Proceeding occurred and such Bankruptcy Proceeding has been resolved pursuant to a final non-appealable order of the United States Bankruptcy Court for the Southern District of New York;
(xliv)    has no judgments or Liens of any nature against it except for Permitted Encumbrances;
(xlv)    has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and
(xlvi)    has no material contingent or actual obligations not related to the Property.
“State” shall mean the State of California.
“Successor Borrower” shall have the meaning set forth in Section 2.9.3.
“Survey” shall mean a survey prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

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“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof by any Governmental Authority.
“Tenant” shall mean the lessee of all or a portion of the Property under a Lease.
“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.
“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.
“Transferee’s Principals” shall mean collectively, (a) Transferee’s managing members, general partners or principal shareholders and (b) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.
“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.
“U.S. Borrower” shall mean a Borrower that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, to the extent acceptable to the Approved Rating Agencies if a Securitization has occurred.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).
“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the

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excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.
Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II     – GENERAL TERMS
Section 2.1    Loan Commitment; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past‑due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.
Section 2.2    Interest Rate.
2.2.1    Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

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2.2.2    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.
2.2.3    [Intentionally Omitted].
2.2.4    [Intentionally Omitted].
2.2.5    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.6    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Loan Payment.
2.3.1    Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date and on each Payment Date through and including the Payment Date occurring on July 1, 2019, an amount equal to interest only in arrears on the outstanding principal balance of the Loan for the related Accrual Period and (b) on the Payment Date occurring on August 1, 2019 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
2.3.2    Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately

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preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the principal amount due on the Maturity Date) is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. New York City time, on the date when due for all payments, including the payment due on the Maturity Date and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4 and 6.3, Borrower shall not have the right to prepay the Loan.
(b)    Provided no Event of Default has occurred and is continuing on the Permitted Par Prepayment Date, and on any Business Day thereafter through the date the Debt is paid in full, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any Yield Maintenance Premium or other premium; provided, however, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to (i) Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than ten (10) Business Days from the date of such notice, and (ii) subject to Section 2.4.1(d) hereof, Borrower’s actual payment to Lender of the full amount of the Debt, including interest for the full Accrual Period during which the prepayment occurs.
(c)    Borrower may prepay a portion of the outstanding principal balance of the Loan from time to time in an amount necessary to cause the Debt Yield to equal or exceed the Debt Yield required to (i) effect a Debt Yield Cure (each such Debt Yield, the “Required Trigger Cure Debt Yield”, and each such prepayment, a “Debt Yield Cure Payment”),

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provided, that no other Cash Sweep Event is then continuing, and (ii) satisfy the condition set forth in Section 6.4(b)(i)(J) in connection with a Restoration, and further provided that, in each case, Borrower pays to Lender, in addition to the outstanding principal amount of the Loan to be prepaid (A) all interest which would have accrued on the principal amount of the Loan to be prepaid through and including the last day of the Accrual Period during which such prepayment is made or, if such prepayment occurs on a Payment Date, through and including the last calendar day of the Accrual Period prior to such Payment Date (for the avoidance of doubt, if such prepayment is made on a day other than a Payment Date, then in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Note then being prepaid which would have accrued through the end of the Accrual Period then in effect notwithstanding that such Accrual Period extends beyond the date of such prepayment); (B) all other sums due and payable under this Agreement, the Note and the other Loan Documents, without duplication of any sums paid pursuant to the preceding clause (A), and all actual reasonable out-of-pocket costs and administrative expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such prepayment; and (C) if such prepayment is made prior to the Permitted Par Prepayment Date, the applicable Yield Maintenance Premium. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the payment of a Debt Yield Cure Payment in accordance with the terms and conditions of this Agreement which shall cause the Debt Yield to equal or exceed the Required Trigger Cure Debt Yield shall constitute an immediate Debt Yield Cure. For the avoidance of doubt, the failure to achieve the Debt Yield necessary to (i) effect a Debt Yield Cure  or (ii) satisfy the condition set forth in Section 6.4(b)(i)(J) in connection with a Restoration shall not in and of itself constitute a Default hereunder.
(d)    If a notice of prepayment is given by Borrower to Lender pursuant to Section 2.4.1(c), Section 2.4.1(c) or Section 2.4.6, as applicable the amount designated for prepayment and all other sums required under Section 2.4.1(c), or Section 2.4.6, as applicable shall be due and payable on the proposed prepayment date unless such prepayment is revoked or modified by written notice given by Borrower to Lender not less than one (1) Business Day prior to such specified prepayment date, provided that Borrower shall pay all of Lender’s reasonable actual out-of-pocket costs and administrative expenses incurred in connection with such revocation or modification, within ten (10) days of Lender’s demand therefor.
(e)    If following any Casualty or Condemnation, the Net Proceeds are not required to be made available to Borrower for a Restoration of the Property pursuant to Section 6.4 hereof, and in addition to any other rights granted to Borrower hereunder, Borrower shall have the right to prepay the Loan in whole but not in part in accordance with the provisions of Section 2.4.1(c) hereof to obtain the release of the Property from the Lien of the Mortgage thereon and related Loan Documents in accordance with Section 2.5 hereof, provided, however, that no Yield Maintenance Premium shall be due in connection with any such prepayment.

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2.4.2    Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if and to the extent Lender is not obligated to and does not make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall authorize Lender to retain and apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, that if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. No Yield Maintenance Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Payment Date shall be held by Lender as collateral security for the Loan (and if held in an interest bearing account, with such interest accruing to the benefit of Borrower) and shall be applied by Lender on the next Payment Date.
2.4.3    Prepayments After Default. If, following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Accrual Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and Borrower shall pay, together with the remainder of the Debt, an amount equal to the Yield Maintenance Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.
2.4.4    [Reserved].
2.4.5    Application of Prepayments. All prepayments received pursuant to this Section 2.4 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the last day of the applicable Accrual Period, and then, to the payments of outstanding principal due under the Loan.
2.4.6    Prepayment Prior to Permitted Defeasance Date. If the Permitted Release Date has occurred but the Permitted Defeasance Date has not occurred, and provided no Event of Default exists, the Debt may be prepaid in whole (but not in part) prior to the Permitted Defeasance Date upon not less than fifteen (15) Business Days’ prior written notice to Lender specifying the projected date of prepayment and, if such prepayment is made prior to the Permitted Par Prepayment Date, upon payment of an amount equal to the Yield Maintenance Premium. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. If any notice of prepayment is given, the Debt shall be due and payable on the projected date of prepayment. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, interest for the full Accrual Period during which the prepayment occurs.

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Section 2.5    Release of Property. Except as set forth in Section 2.9 and this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on the Property.
2.5.1    Release of Property. (a) If Borrower has elected to prepay or defease the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 or Section 2.9, as applicable, and this Section 2.5.1, the Property shall be released from the Lien of Mortgage.
(b)    In connection with the release of the Mortgage pursuant to a defeasance, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any actual out‑of‑pocket costs and expenses incurred by Lender and Servicer in connection with such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid or cause to be paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) if a Securitization has occurred, all costs and expenses of the Rating Agencies incurred in connection with Rating Agencies’ confirming that such release will not affect the ratings of the Securities or any class thereof, and (iii) to any Servicer, the customary and reasonable fee being assessed by such Servicer to effect such release;
2.5.2    [Intentionally Omitted].
2.5.3    [Intentionally Omitted].
2.5.4    Assignments of Mortgage. Upon the satisfaction of all conditions to release of the Property from the Lien of the Mortgage in accordance with Section 2.5.1, at Borrower’s sole cost and expense, Lender shall reasonably cooperate with Borrower to assign the Lien of the Mortgage encumbering the Property; provided, that any such assignment shall be conditioned on the following: (a) payment by Borrower of (i) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; (ii) Lender’s reasonable attorney’s fees for the preparation and delivery of such an assignment and (iii) the current fee being assessed by the Servicer to effect such assignment, so long as such fee is reasonable and is not calculated by reference to the amount of the Loan or the amount of the applicable Mortgage; (b) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; (c) such assignment and the actions contemplated thereby will neither cause any trust formed as a REMIC pursuant to a Securitization to fail to qualify as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code at any time that any “regular interests” in the REMIC are outstanding or cause a “prohibited transaction” tax (within the meaning of Section 860F

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(a)(2) of the Code), and, if reasonably requested by Lender, an opinion of counsel to Borrower to that effect is delivered to Lender in form and substance that would be reasonably satisfactory to a prudent lender (a “REMIC Opinion”); (d) such assignment shall be made without recourse, representation or warranty by Lender, except that it has not assigned or encumbered such Mortgage or Note, (e) Borrower shall provide such other items, information, and documents which a prudent lender would reasonably require to effectuate such assignment and (f) Borrower shall be responsible for all mortgage recording taxes, recording fees and any other title or third party charges payable in connection with any such assignment.
Section 2.6    Lockbox Account/Cash Management.
2.6.1    Lockbox Account. (a)  During the term of the Loan, Borrower shall on or prior to the date hereof establish and maintain an account (the “Lockbox Account”) with a Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Grand Prix SILI II LLC, for the benefit of JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of June 9, 2014 – Lockbox Account” or such other title as may be acceptable to Lender in its discretion. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof to the extent applicable. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account, provided, that so long as no Cash Sweep Period is in effect, all amounts in the Lockbox Account shall be disbursed to Borrower in accordance with the Lockbox Agreements, and upon the occurrence of any Cash Sweep Event, all amounts shall be disbursed to the Cash Management Account. All reasonable costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full. The Lockbox Account shall at all times be an Eligible Account.
(b)    Borrower and Operating Lessee shall, or shall cause Manager to, immediately deposit all Gross Income from Operations, all revenues and receipts from sales of furniture, fixtures and equipment and forfeited security deposits received with respect to the Property from and after the date hereof into the Lockbox Account. Borrower, or Operating Lessee, as lessor under the applicable Lease, shall deliver Tenant Direction Letters to all Tenants under Leases directing them to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower, Operating Lessee or Manager shall deliver a notice to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account. Borrower and Operating Lessee shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within three (3) Business Days after receipt thereof.

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(c)    Borrower, shall enter into Lockbox Agreements, pursuant to which each Lockbox Bank shall agree to transfer to the Cash Management Account, in immediately available funds by federal wire transfer, all amounts on deposit in the applicable Lockbox Account once every Business Day during the continuance of a Cash Sweep Period. At any time other than during a Cash Sweep Period, all amounts on deposit in each Lockbox Account shall be disbursed to Borrower or at its direction.
(d)    Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
(e)    The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.
(f)    Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(g)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actual actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender) or the payment and performance of the obligations of Borrower for which the Lockbox Account was established.
(h)    Borrower shall have the right to replace the Lockbox Account and the Lockbox Agreement and enter into a replacement Lockbox Agreement with respect to the Lockbox Account, provided, that, the following conditions shall be satisfied: (i) Borrower shall have obtained the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, (ii) such replacement Lockbox Account shall at all times be an Eligible Account and be maintained with an Eligible Institution; (iii) Borrower and the replacement Lockbox Bank shall enter into a replacement Lockbox Agreement, in form and substance reasonably acceptable to Lender, (iv) all Tenant Direction Letters and Payment Direction Letters (as such terms are defined in the Cash Management Agreement) with respect to the Lockbox Account that is to be terminated, shall be revoked and Borrower shall send Tenant Direction Letters to the applicable Tenants and Payment Direction Letters to the applicable Credit Card Company, which direct payments to be made to the replacement Lockbox Account, and (v) Borrower shall deliver to Lender, an opinion of counsel, in form and substance reasonably acceptable to Lender that Lender shall have a perfected security interest in the replacement Lockbox Account.
2.6.2    Cash Management Account. (a)  During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to

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be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Grand Prix SILI II LLC as Borrower fbo JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of June 9, 2014 – Cash Management Account”. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and, upon request from Lender, will take all actions reasonably necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all reasonable out-of-pocket costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(b)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)    All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine. Provided no Event of Default shall have occurred and be continuing all funds on deposit in the Cash Management Account shall be applied by Lender in accordance with the Cash Management Agreement and this Agreement.
(d)    Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.
2.6.3    Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, (a) all funds on deposit in the Cash Management Account shall be applied in accordance with the terms of the Cash Management Agreement, and (b) Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the date each such payment is required, regardless of whether any of such amounts are so applied by Lender.
Section 2.7    Withholding Taxes.
(e)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or

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withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(f)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(g)    Indemnification by the Borrower. The Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender under the Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.
(h)    Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(i)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming

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the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(j)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party with respect to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an

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indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.
(k)    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.8    Intentionally Omitted.
Section 2.9    Defeasance.
2.9.1    Voluntary Defeasance. (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):
(i)    Borrower shall provide not less than fifteen (15) Business Days’ prior written notice to Lender specifying the Business Day (the “Defeasance Date”) on which the Defeasance Event is to occur;
(ii)    Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date. If the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;
(iii)    Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;
(iv)    Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event;
(v)    Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the

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Defeasance Deposit in accordance with the provisions of this Section 2.9 (the “Security Agreement”);
(vi)    Borrower shall deliver an opinion from counsel satisfactory to Lender that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;
(vii)    Borrower shall deliver a Rating Agency Confirmation from each of the applicable Approved Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Approved Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower from Hunton & Williams LLP or other counsel satisfactory to Lender in form and substance satisfactory to Lender and the applicable Approved Rating Agencies;
(viii)    Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.9.1(a) have been satisfied;
(ix)    Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(x)    Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and
(xi)    Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.5 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.
(b)    In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which

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interest and/or principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Permitted Par Prepayment Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.9 and satisfy Borrower’s other obligations under this Section 2.9 and Section 2.5 shall be remitted to Borrower.
(c)    If a notice of defeasance is given by Borrower to Lender pursuant to this Section 2.9.1, the Defeasance Deposit and all other sums required under this Section 2.9.1 shall be due and payable on the proposed Defeasance Date unless such prepayment is revoked or modified by written notice given by Borrower to Lender not less than one (1) Business Day prior to such specified Defeasance Date, provided that Borrower shall pay all of Lender’s reasonable actual out-of-pocket costs and administrative expenses incurred in connection with such revocation or modification, within ten (10) days of Lender’s demand therefor.
2.9.2    Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be reasonably satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book‑entry transfers and pledges through the book‑entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first-priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.
2.9.3    Successor Borrower. In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan). Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.9.3, but Borrower shall pay all reasonable costs and expenses incurred by Lender,

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including Lender’s attorneys’ fees and expenses and any fees and expenses of any Approved Rating Agencies, incurred in connection therewith.
ARTICLE III    – CONDITIONS PRECEDENT
Section 3.1    Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the term sheet for the Loan executed by Borrower and Lender.
ARTICLE IV     – REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations. Each of Borrower and Operating Lessee, solely as to itself and to the Property, represents and warrants, as of the date hereof that:
4.1.6    Organization. It is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority (i) to, in the case of Borrower, own the Property or, in the case of Operating Lessee, to operate and lease the Property and (ii) to transact the businesses in which it is now engaged, and is duly qualified to do business and is in good standing in each jurisdiction where it is required by law to be so qualified in connection with the Property, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the Property and to transact the businesses in which it is now engaged. The sole business of Borrower is the ownership, leasing, management and operation of the Property. The ownership interests in each Loan Party are set forth on the organizational chart attached hereto as Schedule V.
4.1.7    Proceedings. It has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower or Operating Lessee, as applicable, and constitute legal, valid and binding obligations of Borrower and Operating Lessee, as applicable, enforceable against Borrower and Operating Lessee, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.8    No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, Franchise Agreement or other agreement or instrument to which such Loan Party is a party or by which any of its property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having

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jurisdiction over such Loan Party or the Property or any of such Loan Party’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by such Loan Party of this Agreement or any other Loan Documents to which it is a party have been obtained and is in full force and effect.
4.1.9    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the Actual Knowledge of Borrower or Operating Lessee, threatened against or affecting Borrower or Operating Lessee or the Property, which actions, suits or proceedings, if determined against Borrower or Operating Lessee or the Property, could reasonably be expected to have a Material Adverse Effect.
4.1.10    Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions on its part to be observed or performed in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or the Property is bound. Neither Borrower nor Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower or Operating Lessee or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents, and (c) obligations under the Permitted Encumbrances.
4.1.11    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.12    Solvency. Each Loan Party has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents to which it is a party with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan and the applicable Loan Documents, the fair saleable value of each Loan Party’s respective assets exceeds and will, immediately following the making of the Loan, exceed each Loan Party’s respective total

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liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Loan Party’s respective assets is and will, immediately following the making of the Loan and the entering into of the applicable Loan Documents, be greater than each Loan Party’s respective probable liabilities, including the maximum amount of its respective contingent liabilities on its respective debts as such debts become absolute and matured. Each Loan Party’s respective assets do not and, immediately following the making of the Loan and the entering into of the applicable Loan Documents will not, constitute unreasonably small capital to carry out its respective business as conducted or as proposed to be conducted. No Loan Party intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its respective ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations). Except for the Bankruptcy Proceeding, (i) no petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or Operating Lessee or any of the constituent equity owners of Borrower or Operating Lessee (such constituent equity owners (excluding any person that owns indirect interests in Borrower, provided such interests consist solely of shares or units in Borrower or Operating Lessee (or other applicable Restricted Party) that are listed on the New York Stock Exchange or another nationally recognized stock exchange) respectively, the “Constituent Members”) in the last seven (7) years, and (ii) neither Borrower nor Operating Lessee nor any of their respective Constituent Members has in the last seven (7) years made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Operating Lessee nor any of their respective Constituent Members are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s or Operating Lessee’s assets or property, as applicable, and none of Borrower or Operating Lessee has any Actual Knowledge of any Person contemplating the filing of any such petition against it or any of its Constituent Members.
4.1.13    Full and Accurate Disclosure. To each Loan Party’s Actual Knowledge, no statement of fact made by any Loan Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made. There is no material fact presently known to any Loan Party which has not been disclosed to Lender which adversely affects, nor as far as any Loan Party can foresee, could reasonably be expected to have a Material Adverse Effect.
4.1.14    No Plan Assets. No Loan Party is a sponsor of, is obligated to contribute to, or is itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of any Loan Party constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Loan Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Loan Party are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not

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limited to the exercise by Lender of any of its rights under and in accordance with the Loan Documents.
4.1.15    Compliance. To Borrower’s and Operating Lessee’s Actual Knowledge, Borrower, Operating Lessee, and the Property and the use thereof and the Improvements thereon, comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except where such non‑compliance would not have a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Operating Lessee or, to the Actual Knowledge of Borrower and Operating Lessee, Manager, any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof, or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents. To the Actual Knowledge of Borrower and Operating Lessee, there has not been committed by Manager or any other Person involved with the operation or management of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property it owns or leases, or any part thereof, or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents.
4.1.16    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that has been delivered to Lender in respect of Borrower and Operating Lessee and the Property in connection with the Loan, (a) are true, complete and correct in all material respects, (b) to Borrower’s and Operating Lessee’s Actual Knowledge, accurately represents the financial condition of Borrower and Operating Lessee and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower, nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Operating Lessee, as applicable, and are reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements or with respect to obligations under the PIPs. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Operating Lessee, as applicable, from that set forth in such financial statements.
4.1.17    Condemnation. Except as disclosed to Lender in writing prior to the date hereof, no Condemnation or other similar proceeding has been commenced or, to the Actual Knowledge of Borrower and Operating Lessee, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
4.1.18    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or

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for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.19    Utilities and Public Access. Except as set forth in the applicable Title Insurance Policy or as otherwise disclosed to Lender in writing prior to the Closing Date, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its respective current uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.20    Not a Foreign Person. Neither Borrower nor any other Loan Party is a “foreign person” within the meaning of § 1445(f)(3) of the Code.
4.1.21    Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
4.1.22    Assessments. Except as set forth in the Title Insurance Policy or as otherwise disclosed to Lender in writing prior to the Closing Date, there are no pending or, to the Actual Knowledge of Borrower or Operating Lessee, proposed special or other assessments for public improvements or otherwise affecting the Property or, to the Actual Knowledge of Borrower or Operating Lessee, as applicable, any contemplated improvements to the Property that may result in such special or other assessments.
4.1.23    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Loan Party or Guarantor, as applicable, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and no Loan Party or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.24    No Prior Assignment. There are no prior assignments by Borrower or Operating Lessee of any Leases or Room License Agreements to which it is a party or any portion of the Rents due and payable or to become due and payable with respect to the Property which are presently outstanding, other than to the Operating Lessee pursuant to the Operating Lease and except in accordance with the Loan Documents.
4.1.25    Insurance. Borrower has delivered to Lender a certificate of insurance for the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement and will deliver to Lender certified copies of the Policies within sixty (60) days after the Closing Date. No material claims are currently pending, outstanding or otherwise remain

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unsatisfied under the Policies which would reasonably be expected to have a Material Adverse Effect, and neither Borrower nor Operating Lessee nor, to the Borrower’s and Operating Lessee’s Actual Knowledge, any other Person has done, by act or omission, anything which would impair the coverage of the Policies.
4.1.26    Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses, including, but not limited to, restaurants and lounges.
4.1.27    Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits, hospitality licenses and liquor licenses required for the legal use, occupancy and operation by Borrower or Operating Lessee of the Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture, except for where the failure to obtain such Licenses or the failure of such Licenses to not be in full force and effect shall not have a Material Adverse Effect. Borrower and Operating Lessee shall keep and maintain, or cause to be kept and maintained, all Licenses necessary for the operation of the Property as a hotel. The use being made of the Property is in conformity in all material respects with the Licenses issued for the Property.
4.1.28    Flood Zone. Except as disclosed on the Surveys, none of the Improvements on the Property owned by Borrower are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.
4.1.29    Physical Condition. Except as expressly set forth in the Physical Conditions Reports, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.30    Boundaries. Except as may be disclosed on the Survey for the Property all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially affect the use, operation or value of the Property except those which are insured against in the Title Insurance Policy.
4.1.31    Leases. The Property is not subject to any leases other than the Operating Lease. Operating Lessee is the owner and lessor of landlord’s interest in each Lease to which it is

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a party. No Person other than Operating Lessee has any possessory interest in the Property, or a right to occupy the same except under and pursuant to the provisions of any Leases.
4.1.32    Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.
4.1.33    Inventory. Borrower or Operating Lessee owns all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property, and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
4.1.34    Filing and Recording Taxes. All transfer taxes, recordation taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person with respect to the transfer of the Property to Borrower under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid (or will be paid at or prior to the filing or recordation of the Mortgage and the other Loan Documents) and, under current Legal Requirements, the Mortgage is enforceable in accordance with its respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
4.1.35    Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, each Loan Party hereby represents, warrants and covenants that it is and shall continue to be a Special Purpose Entity.
(b)    The representations, warranties and covenants set forth in Section 4.1.30 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c)    Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and each Loan Party will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than any Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Each Loan Party covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.
(d)    Each Loan Party covenants and agrees that (i) it shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of

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Borrower or such Loan Party, as applicable, and (ii) no Independent Director shall be removed other than for Cause.
(e)    Each Loan Party hereby represents with respect to itself that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.
(f)    Each Loan Party hereby represents that any assignment of limited liability company interests in such Loan Party, and the admission of the assignee as a member of such Loan Party, made pursuant to or in connection with the Bankruptcy Proceeding or at any time thereafter, was accomplished in accordance with, and was permitted by, the limited liability company agreement of such Loan Party as in effect at such time.
(g)    Each Loan Party hereby represents with respect to Borrower that, from the date on which Borrower was acquired by a Holdco pursuant to the Bankruptcy Proceeding, until the date hereof:
(i)    its business has been limited solely to (A) acquiring, owning, holding, leasing, financing, operating and managing the Property, (B) entering into financings and refinancings of the Property and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;
(ii)    it has not engaged in any business other than as set forth in clause (i) above;
(iii)    it has not entered into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;
(iv)    it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;
(v)    it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;
(vi)    it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises (except with respect to the Bankruptcy Proceeding);

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(vii)    it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person, and its assets and the assets of Operating Lessee have not been listed as assets on the financial statement of any other Person. Borrower and Operating Lessee, to the extent applicable, has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law). Borrower and Operating Lessee has maintained its books, records, resolutions and agreements as official records;
(viii)    it has been, and has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;
(ix)    it has not commingled its assets with those of any other Person and has held all of its assets in its own name, except with respect to co-borrowers under the prior financings secured by the Property, which have been repaid in full as of the date hereof;
(x)    it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person except with respect to co-borrowers under the prior financings secured by the Property, which have been repaid in full as of the date hereof;
(xi)    it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xii)    it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person other than with respect to loans secured by the Property, and no such security interest, lien, pledge or other encumbrance remains outstanding except in connection with the Loan, and the Permitted Encumbrances;
(xiii)    it has endeavored to maintain adequate capital in light of its contemplated business operations;
(xiv)    it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xv)    it has not owned any subsidiary or any equity interest in any other Person;
(xvi)    it has not made loans to any other Person that have not been released or discharged, nor has it bought or held evidence of indebtedness issued by any other Person; and

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(xvii)    it has not incurred any Indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents.
(h)    Borrower hereby represents with respect to Borrower, from the date on which Borrower was acquired by a Holdco pursuant to the Bankruptcy Proceeding, until the date hereof:
(i)    it is not now, nor has it been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; it being acknowledged and agreed that Bankruptcy Proceeding occurred and has been resolved pursuant to a final non-appealable order of the United States Bankruptcy Court for the Southern District of New York;
(ii)    it has no material contingent or actual obligations not related to the Property;
(iii)    it is and has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;
(iv)    it has not had any of its obligations guaranteed by an Affiliate, except in connection with prior loans made to Borrower and secured by the Property;
(v)    other than Operating Lessee, none of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower;
(vi)    has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy or as otherwise disclosed to Lender prior to the date hereof;
(vii)    is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate the Property;
(viii)    is not involved in any material dispute with any taxing authority with respect to the Property, other than with respect to tax contests;
(ix)    has paid all taxes which it are due and payable, except for taxes being contested or as otherwise permitted pursuant to this Agreement;
(x)    has no material contingent or actual obligations not related to the Property; and
(xi)    Borrower has had at least one member at all times.
(i)    Each of Borrower, Operating Lessee and Lender acknowledges and agrees that the Bankruptcy Proceeding occurred and such Bankruptcy Proceeding has been resolved pursuant to a final non-appealable order of the United States Bankruptcy Court for the Southern District of New York.

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4.1.36    Management Agreement. The Management Agreement is in full force and effect, and there is no default thereunder by Operating Lessee or Manager and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Operating Lessee or Manager thereunder. The Management Agreement was entered into on commercially reasonable terms.
4.1.37    Illegal Activity. No portion of the Property has been or will be purchased by Borrower with proceeds of any illegal activity.
4.1.38    No Change in Facts or Circumstances; Disclosure. All information submitted by each Loan Party to Lender and contained in all financial statements, rent rolls, reports, certificates and other documents submitted by each Loan Party in connection with the Loan or in satisfaction of the terms thereof, and all statements of fact made by each Loan Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of such Loan Party. Each Loan Party has disclosed to Lender all material facts known to it and has not failed to disclose any material fact known to it that could cause any Provided Information or any representation or warranty made herein to be materially misleading.
4.1.39    Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.40    Embargoed Person. As of the date hereof, (a) none of the funds or other assets of any Loan Party or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Loan Party or Guarantor, as applicable, with the result that the investment in such Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c)  to Borrower’s Actual Knowledge, none of the funds of any Loan Party or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in such Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
4.1.41    Principal Place of Business; State of Organization. Each Loan Party’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Loan Party is organized under the laws of the State of Delaware and its organizational identification number is set forth on Schedule I.
4.1.42    Reserved.

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4.1.43    Cash Management Account. Each Loan Party hereby represents and warrants to Lender that:
(a)    This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower or any other Loan Party. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and the Cash Management Account;
(b)    The Lockbox Account and the Cash Management Account shall be and shall be treated as “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);
(c)    Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower or any other Loan Party, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;
(d)    The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower or another Loan Party, as pledgor, or Lender, as pledgee. Borrower and each other Loan Party has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and the Cash Management Account from any Person other than Lender; and
(e)    The Property is not subject to any cash management system (other than pursuant to Cash Management Agreement and the other Loan Documents), and any and all existing tenant instruction letters and other payment direction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.
4.1.44    Taxes. No Loan Party is subject to U.S. federal income tax on a net income basis. Each Loan Party has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.7 Taxes required to have been paid by it, except for (a) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

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4.1.45    Reserved.
4.1.46    Franchise Agreement. The Franchise Agreement is in full force and effect and there is no default thereunder by Operating Lessee and to each Loan Party’s Actual Knowledge, no default thereunder by any Franchisor party thereto. No event has occurred that, with the passage of time and/or giving of notice, would constitute a default under the Franchise Agreement by Operating Lessee and to each Loan Party’s knowledge, would constitute a default thereunder by the Franchisor thereto.
4.1.47    PIPs. There are no PIPs outstanding with respect to the Property other than the PIPs set forth on Schedule IX hereto. No Loan Party is in default under any PIP and to each Loan Party’s Actual Knowledge, no event has occurred that, with the passage of time and/or giving of notice, would constitute a breach of the PIP requirements under the Franchise Agreement.
4.1.48    Operating Lease. Borrower is the owner and lessor of landlord’s interest in the Operating Lease. The Operating Lease is in full force and effect and there are no material defaults thereunder by either party and to each Loan Party’s Actual Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Operating Rent has been paid more than one (1) month in advance of its due date. All security deposits (if any) under the Operating Lease are held by Borrower in accordance with applicable Legal Requirements. All work (if any) to be performed by Borrower under the Operating Lease has been performed as required, and if required to be completed under the Operating Lease as of the date hereof, has been completed, and has been accepted by Operating Lessee, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee has already been received by Operating Lessee. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Operating Lease or of the Operating Rents received thereunder which is still in effect. Except pursuant to the Loan Documents, Operating Lessee has not assigned the Operating Lease or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. Operating Lessee has no right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
Section 4.2    Survival of Representations. Each Loan Party agrees that all of its representations and warranties set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by any Loan Party. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
Section 4.3    Lender ERISA Representation. Lender represents and warrants, as of the date hereof and for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by any Loan Party, that either (a) (i) it is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (ii) none of the assets of Lender constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of

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ERISA, (iii) it is not a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with any Loan Party are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (iv) it is not an entity that otherwise constitutes a “benefit plan investor” a defined in Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101; or (b) if Lender or its assets are described in any of the foregoing, the transactions contemplated by this Agreement do not and will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or other similar rule of law, for which an applicable exemption is not available, provided, that (c) in the event of a Securitization, Lender’s representation in this Section 4.3 shall be conditioned upon the accuracy of representations regarding Section 406 of ERISA, Section 4975 of the Code, or other similar law by purchasers in such Securitization.
ARTICLE V     – BORROWER COVENANTS
Section 5.1    Affirmative Covenants. From the date hereof and until payment and performance in full of the Debt or the earlier release of the Lien of the Mortgage encumbering the Property in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Operating Lessee, as to itself and Borrower and Operating Lessee as to the Property, covenants and agrees with Lender that:
5.1.7    Existence; Compliance with Legal Requirements. Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply, in all material respects, with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower or Operating Lessee, and Borrower and Operating Lessee shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s and Operating Lessee’s obligations under any of the Loan Documents. Borrower and Operating Lessee each hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture with respect to the Property. Borrower and Operating Lessee each shall at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage and the other Loan Documents. Borrower or Operating Lessee each shall keep or cause to be kept the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower or Operating Lessee may, at its own expense, contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement,

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the applicability of any Legal Requirement to Borrower or Operating Lessee or the Property, or any alleged violation of any Legal Requirement by Borrower or Operating Lessee with respect to the Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable or governing instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Operating Lessee, as applicable, shall promptly upon final non-appealable determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any other Loan Party or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding or if none, if requested by Lender, in an amount reasonably required to insure compliance with such Legal Requirement and payment of all interest and penalties, if any, payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established and Borrower or any other Loan Party fails to comply therewith, or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
5.1.8    Taxes and Other Charges. Subject to the provisions of this Section 5.1.2, Borrower or Operating Lessee shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent; provided, however, that Borrower’s and Operating Lessee’s obligation to directly pay Taxes shall be suspended for so long as Borrower and Operating Lessee complies with the terms and provisions of Section 7.2 hereof. Borrower or Operating Lessee, as applicable, will furnish to Lender receipts or other evidence satisfactory to Lender of the payment of the Taxes and Other Charges have been so paid or are not then delinquent no later than five (5) Business Days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent (provided, however, that neither Borrower nor Operating Lessee is required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Subject to the provisions of this Section 5.1.2, Borrower and Operating Lessee shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien against the Property, other than Permitted Encumbrances and Liens in favor of Lender, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges with respect to the Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable or governing instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger

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of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or if none, if requested by Lender, in an amount reasonably required for the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or it is reasonably likely that Lien of the Mortgage on the Property will be primed by any related Lien.
5.1.9    Litigation. Borrower and each other Loan Party shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, and any other Loan Party which if resulting in an adverse determination would reasonably be expected to result in a Material Adverse Effect.
5.1.10    Access to the Property. Borrower shall permit and shall cause each other Loan Party to permit agents, representatives and employees of Lender to inspect the Property during business hours upon reasonable advance notice.
5.1.11    Reserved.
5.1.12    Cooperate in Legal Proceedings. Borrower and each other Loan Party shall cooperate in all reasonable respects with Lender with respect to any proceedings before any court, board or other Governmental Authority which could reasonably be expected to adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.13    Reserved.
5.1.14    Award and Insurance Benefits. Borrower and Operating Lessee shall cooperate in all reasonable respects with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds, subject to Section 6.4 hereof, lawfully or equitably payable in connection with the Property and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Award or Insurance Proceeds.
5.1.15    Further Assurances. Borrower and each other Loan Party shall each, at its sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements relating to the Property, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or any other

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Loan Party pursuant to the terms of this Agreement or any of the other Loan Documents to which it is a party or reasonably requested by Lender in connection therewith; provided, that so long as no Default or Event of Default is continuing, Borrower shall not be required to deliver (i) an updated appraisal with respect to the Property more than one (1) time during the term of the Loan and (ii) an updated Survey for the Property, unless there shall be any change to the footprint of the Improvements or there shall be any other material change, including the granting of any easement or other encumbrance that shall be able to be plotted on such Survey;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower or any other Loan Party under this Agreement and any of the other Loan Documents to which it is a party, as Lender may reasonably require and the execution and delivery of all such writings necessary to transfer, to the extent permitted under applicable Legal Requirements, any hospitality, liquor or gaming licenses with respect to the Property into the name of Lender or its designee during the continuance of an Event of Default; and
(c)    do and execute all and such further lawful, and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents to which it is a party, as Lender shall reasonably require from time to time.
5.1.16    Principal Place of Business, State of Organization. Borrower and each other Loan Party will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s or such Loan Party’s corporate, partnership, limited liability company or other organization structure unless Borrower or such other Loan Party shall have first notified Lender in writing of such change at least twenty (20) days prior to the effective date of such change, and Borrower’s or such Loan Party’s shall take all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents and, in the case of a change in Borrower’s or any other Loan Party’s structure, except as expressly permitted pursuant to Section 5.2.10 hereof, without first obtaining the prior written consent of Lender. Upon Lender’s request, Borrower and each other Loan Party shall, at such Loan Party’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s and each other Loan Party’s principal place of business and chief executive office, and the place where Borrower or such Loan Party keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower or such other Loan Party) and will continue to be the address of Borrower and each other Loan Party set forth at the introductory paragraph of this Agreement (unless Borrower or such other Loan Party notifies Lender in writing at least twenty (20)

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days prior to the date of such change). Borrower and each other Loan Party shall promptly notify Lender of any change in its organizational identification number. If Borrower or any other Loan Party does not now have an organizational identification number and later obtains one, Borrower or such other Loan Party shall promptly notify Lender of such organizational identification number.
5.1.17    Financial Reporting. (a)  Borrower and each other Loan Party will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and such other Loan Party and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or such Loan Party or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or any other Loan Party’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interests hereunder and under the other Loan Documents.
(b)    Borrower will furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s unaudited financial statements. In addition, Borrower will provide, or cause to be provided, simultaneously to Lender the following unaudited items: (i) a comparison of the budgeted income and expenses and the actual income and expenses for Borrower for the prior Fiscal Year; (ii) a certificate executed by a Responsible Officer or other appropriate officer of Borrower, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Property and has been prepared in accordance with GAAP; (iii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements at the Property; (iv) an annual occupancy report for such year, including the average daily room rate for such year for the Property and RevPAR; and (v) a schedule certified by a Responsible Officer which includes amounts representing annual net cash flow, Net Operating Income, Gross Income from Operations and Operating Expenses, in addition to a schedule reconciling Net Operating Income to net cash flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow.
(c)    Borrower will furnish, or cause to be furnished, to Lender on or before the date that is forty-five (45) days after the end of each calendar quarter, the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or the applicable Loan Party, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Property (subject to normal year-end adjustments): (i) a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted

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and actual amounts for such periods, all in form satisfactory to Lender; (ii) a Net Cash Flow Schedule; (iii) quality assurance reports and guest satisfaction reports for the Property; (iv) Smith Travel STAR Reports for the Property for the applicable calendar quarter; (vi) any other statements or reports required to be delivered to Borrower or Operating Lessee during such calendar quarter pursuant to the Management Agreement; and (v) a calculation reflecting the Debt Yield as of the last day of such calendar quarter, subject to verification by Lender. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower and each other Loan Party set forth in Section 4.1.30 are true and correct as of the date of such certificate.
(d)    For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit, or cause Operating Lessee to submit, to Lender an Annual Budget for the Property not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written approval, which shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Each request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN FIFTEEN (15) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such fifteen (15) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(d) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same). Until such time that Lender approves (or is deemed to have approved in accordance with the terms hereunder) a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall

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be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges and franchise fees.
(e)    In the event that Borrower or any other Loan Party must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)    Borrower shall furnish or cause Operating Lessee to furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and Operating Lessee as may be reasonably requested by Lender, including, without limitation, an annual operating budget for the Property.
(g)    Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Chatham Lodging Trust, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Chatham Lodging Trust, in the form reasonably required by Lender provided, that in no event shall Borrower or Guarantor be required to provide any or Chatham Confidential Information.
(h)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) via email with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (ii) in paper form, and (iii) if requested by Lender and within the capabilities of Borrower’s or Operating Lessee’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or Excel files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower and each other Person that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.
5.1.18    Business and Operations. Borrower and each other Loan Party shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower and each other Loan Party will qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower or Operating Lessee shall at all times during the term of the Loan, continue to own all Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
5.1.19    Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the liens of the Mortgage on the Property, subject

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only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.20    Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage covering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, any other Loan Party or any of their Constituent Members or an assignment by Borrower, any other Loan Party or any of their Constituent Members for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or any Loan Party in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
5.1.21    Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified by Borrower, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, of which Borrower has Actual Knowledge, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are in full force and effect and remain binding obligations of Borrower and each other Loan Party thereto and have not been modified or if modified, giving particulars of such modification, provided, that unless an Event of Default shall be continuing, Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
(b)    After request by Borrower, Lender shall within fifteen (15) days furnish Borrower with a statement, duly acknowledged and certified by Lender, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, and (iv) the date installments of interest and/or principal were last paid, provided that Lender shall not be required to deliver such certificates more frequently than once in any calendar year.
(c)    Operating Lessee shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial tenant to which it leases space at the Property in form and substance reasonably satisfactory to Lender, subject to all estoppel terms (if any) contained in such Tenant’s Lease, provided that unless an Event of Default shall be continuing, Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
5.1.22    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

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5.1.23    Performance by Borrower. Each Loan Party shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document on its part to be observed or performed under each Loan Document executed and delivered by, or applicable to, such Loan Party, and without the consent of Lender, shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document to which it is a party. Each Loan Party shall pay all costs, fees and expenses to the extent it is required to pay when due under the Loan Documents, subject to applicable notice and cure periods.
5.1.24    Confirmation of Representations. Each Loan Party shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying to the accuracy of all representations in all material respects made by such Loan Party in the Loan Documents as of the date of the closing of such Securitization, (except (i) to the extent that any such representations and warranties are only made as of a specific date, and if the facts and circumstances upon which such representations and warranties are based are specific solely to a certain date, in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or (ii) to the extent such representations are no longer true and correct as a result of subsequent events not caused by the actions and/or omissions of a Loan Party and such events did not result in a Default or Event of Default under the Loan Documents in which case Borrower shall provide an updated representation or warranty which are reasonably acceptable to Lender and the delivery of such updated representations and warranties in accordance with the terms hereunder shall not constitute a Default or Event of Default, unless such updated representations and warranties shall disclose a Default or an Event of Default has occurred hereunder or under the other Loan Documents) and (b) certificates of the Secretary of State of Delaware and any other jurisdiction where the Property is located indicating the good standing or legal existence and qualification of such Loan Party and Guarantor as of the date of the Securitization.
5.1.25    O&M Program. (a) Each Loan Party hereby represents and warrants, for itself and the Property that the operations and maintenance plan described on Schedule IX hereto (the “O&M Program”) is in full force and effect as of the date hereof and has not been amended as of date hereof and each Loan Party has as of the date hereof complied in all material respects with the O&M Program. Each Loan Party hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, such Loan Party shall comply in all material respects with the terms and conditions of the O&M Program.
(b)    Lender’s requirement that the applicable Loan Party comply with the O&M Program shall not be deemed to constitute a waiver or a modification of any of such Loan Party’s representations, covenants or agreements with respect to environmental matters set forth in the Loan Agreement, the Mortgage or any other Loan Document.
5.1.26    Leasing Matters. (a)  Any Major Leases with respect to the Property entered into after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on

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commercially reasonable terms and shall not contain any terms which would have a Material Adverse Effect. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale; provided that Lender agrees that it shall, at the request of Operating Lessee, enter into a subordination, non-disturbance and attornment agreement with the Tenant under any Major Lease, in form and substance satisfactory Lender, Operating Lessee and such Tenant. Operating Lessee (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair in any material respect the value of the Property, except that no termination by Operating Lessee or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of any Major Lease without the prior written consent of Lender; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, neither Borrower nor any other Loan Party shall enter into (x) a lease of all or substantially all of the Property, or (y) any new Leases or any amendment, modification, extension or renewal of existing Leases with any Affiliates of Borrower or any other Loan Party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Notwithstanding the provisions above, to the extent Lender’s written approval is required pursuant to this Section 5.1.20, Borrower’s or Operating Lessee’s written request therefor shall be delivered together with (if applicable) a copy of the proposed Lease, modification or other instrument requiring approval, and any other information reasonably requested in writing by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall include a notation prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT”. In the event that Lender fails to respond within said ten (10) day period, Borrower shall deliver a second notice to Lender with a notation prominently displayed in bold, all caps and fourteen (14) point or larger font in such notice requesting approval, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL”. In the event that Lender fails to respond to such second notice, such failure shall be deemed to be the consent and approval of Lender of such request. Upon Lender’s request, Operating Lessee shall be required to provide Lender with such material information and documentation as may be reasonably required by Lender, in its reasonable discretion, including,

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without limitation, lease comparables and other market information as reasonably required by Lender to reach a decision. For purposes of clarification, Lender request for any material information regarding a proposed Lease or the tenant thereunder from Operating Lessee, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.
(c)    If pursuant to the terms of an Operating Lease which is in full force and effect with respect to the Property, Operating Lessee (and not the Borrower that owns the Property) shall be the sole party entitled to enter into Leases with Tenants for all or any portion of the Property, then the Borrower that owns the Property shall cause Operating Lessee to comply with the terms of this Section 5.1.20 with respect to the Property. In the event that an Operating Lease is not in effect with respect to the Property, then Borrower shall be the sole party entitled to lease all or any portion of the Property and in doing so shall comply with all obligations of Operating Lessee under this Section 5.1.20 with respect to the Property.
5.1.27    Alterations. (a) Borrower and Operating Lessee shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed except with respect to alterations that are reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a Material Adverse Effect, provided that such alterations are made in connection with (i) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (ii) tenant improvement work performed pursuant to the terms and provisions of any Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (iv) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (v) any Capital Expenditures or alterations required under the PIPs or the Franchise Agreement and in each case, set forth in the Approved Annual Budget, or (vi) any Required Repairs performed in accordance with the terms hereof. If the total unpaid amounts due and payable with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases and amounts to be disbursed from the Replacement Reserve Account or the CapEx Reserve Account, as applicable, in accordance with the applicable provisions of Article VII hereof) shall at any time exceed Two Million and 00/100 Dollars ($2,000,000) (the “Threshold Amount”), then Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) Cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, if a Securitization has occurred, a Rating Agency Confirmation with respect to such securities or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases and amounts for which sufficient reserves are on deposit in the Replacement Reserve Account or the CapEx Reserve Account, as applicable, in accordance with the applicable provisions of Article VII hereof) over the Threshold Amount and may be applied from time to time at the option of Lender to pay for such alterations.

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(b)    Notwithstanding the foregoing, Lender’s consent shall not be required in connection with alterations to expand the Property in order to increase the number of hotel rooms (“Expansion Alterations”), provided that the following conditions are satisfied:
(i)    In lieu of any security required under Section 5.1.21(a), Borrower shall deposit with Lender prior to demolition or construction either cash or a Letter of Credit (“Completion Security”) in the amount equal to one hundred twenty-five percent (125%) of the direct and indirect costs and expenses for the Expansion Alterations as set forth on a project cost budget approved by Lender (provided that, if such project cost budget includes a contingency of not less than ten percent (10%) of the total costs, the required Expansion Security shall be equal to one hundred ten percent (110%) of the direct and indirect costs and expenses for the Expansion Alterations) as security for the payment of such costs and expenses and as additional security for Borrower’s obligations under the Loan Documents, which Expansion Security shall be disbursed and applied in accordance with the terms and conditions of Section 5.1.21(c) below;
(ii)    Borrower shall deposit either cash or a Letter of Credit in the amount of $3,123,013.51 (“Operations Security”) as security for any Shortfalls which may be incurred with respect to the Property during the continuance of the Expansion Alterations, and as additional security for Borrower’s obligations under the Loan Documents, which Expansion Operations Security shall be disbursed and applied in accordance with the terms and conditions of Section 5.1.21(d) below; and
(iii)    Lender shall have determined in its sole, reasonable discretion that the Expansion Alterations once completed would not have a Material Adverse Effect (other than during a construction period); provided, however, the Expansion Alterations shall be deemed not to have such a material adverse effect, and neither Lender’s nor any Rating Agency Confirmation shall be required with respect to the Expansion Alterations (subject to satisfaction of the other conditions set forth in this Section 5.1.21(b)), in the event that the Expansion Alterations (1) do not impact more than 16 rooms at the Property (Silicon Valley 2), (2) are fully completed on a Lien-free basis within five (5) years from the Closing Date, (3) are performed in accordance with all applicable Legal Requirements, (4) upon completion, will be consistent with similar hotels located in the same metropolitan region as the Property, and (5) upon completion, will result in the amendment of the Franchise Agreement to extend the term thereof until the earlier of (x) the twentieth (20th) anniversary of such amendment or (y) June 30, 2036.
(a)    All or a portion, as applicable, of the Completion Security delivered to Lender pursuant to this Section 5.1.21, shall be released to Borrower to pay for the actual approved costs of the Expansion Alterations or to reimburse Borrower therefor upon completion of such Expansion Alterations, provided that Borrower satisfies each of the following conditions:
(i)    on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured;

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(ii)    each request for release of the Completion Security shall be in a form specified or approved by Lender and shall specify (A) the specific Expansion Alterations for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Expansion Alteration includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Expansion Alteration other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Expansion Alteration for which such request for disbursement is made. With each request Borrower shall certify that all Expansion Alterations have been or shall be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for release shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Expansion Alteration, each request shall include evidence reasonably satisfactory to Lender of payment of all prior invoices submitted to Lender in connection with a prior release by Lender for such Expansion Alterations. Borrower shall provide Lender evidence of completion of the subject Expansion Alteration satisfactory to Lender in its reasonable judgment;
(iii)    Borrower shall pay all invoices in connection with the Expansion Alteration with respect to which a release is requested prior to submitting such request for release from the Completion Security or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with an Expansion Alteration. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s release of the Completion Security. In addition, as a condition to any release, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request);
(iv)    If (A) the cost of an Expansion Alteration exceeds $25,000.00, (B) the contractor performing such Expansion Alteration requires periodic payments pursuant to terms of a written contract, and (C) Lender has approved in writing in advance such periodic payments such approval not to be unreasonably withheld, a request for reimbursement from the Completion Security may be made after completion of a portion of the work under such contract, provided (1) such contract requires payment upon completion of such portion of the work, (2) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (3) all other conditions in this Agreement for release have been satisfied, (4) the amount of the Completion Security

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remaining is, in Lender’s reasonable judgment, sufficient to complete such Expansion Alteration and other Expansion Alterations when required, and (5) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor; and
(v)    Borrower shall not make a request for release of the Completion Security more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Expansion Alterations in any request shall not be less than $5,000.00.
(b)    All or a portion, as applicable, of the Operations Security delivered to Lender pursuant to this Section 5.1.21, shall be deposited (in the case of a Letter of Credit, following a draw by Lender thereon) by Lender into the Cash Management Account for further application in the same manner as Rents pursuant to and in accordance with the provisions of this Agreement, the Cash Management Agreement and the other Loan Documents, upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for deposit of the Operations Security (or applicable portion thereof) into the Cash Management Account to Lender at least two (2) Business Days prior to the date on which Borrower requests such deposit to be made, together with an Officer’s Certificate setting forth the amount of the Shortfall to be covered by such deposit; and (ii) on the date such request is received by Lender and on the date such deposit is to be made, no Event of Default shall exist and remain uncured. The insufficiency of funds on deposit in the Cash Management Account (including, without limitation, following deposit of any Operations Security pursuant to this Section 5.1.21(d)) shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to, and in accordance with, this Agreement, the Cash Management Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. During the continuance of an Event of Default, any or all Operations Security may be applied from time to time at the option of Lender to cover Shortfalls or otherwise to the payment of the Debt.
5.1.28    Operation of Property. (a)  Borrower and each other Loan Party shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Operating Lessee to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable, within sixty (60) days following the date of the expiration or termination of the Management Agreement. In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Operating Lessee to enter into a Replacement Franchise Agreement with Franchisor or

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another Qualified Franchisor, as applicable, within one hundred twenty (120) days following the date of the expiration or termination of the Franchise Agreement.
(b)    Borrower and each other Loan Party shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement and the Franchise Agreement of which it has Actual Knowledge; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement and the Franchise Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement and Franchisor under the Franchise Agreement, in a commercially reasonable manner.
5.1.29    Embargoed Person. Borrower and each other Loan Party has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any other Loan Party and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any other Loan Party or Guarantor, as applicable, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any other Loan Party or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.
5.1.30    Payment of Obligations. Each Loan Party will pay its obligations, including tax liabilities, that, if not paid, would be reasonably likely to have a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.
5.1.31    Taxes. Each Loan Party will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Loan Party will timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party sets aside on its books adequate reserves in accordance with GAAP. Each Loan Party will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which such Loan Party sets aside on its books adequate reserves in accordance with GAAP.

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5.1.32    Reserved.
5.1.33    Operating Lease. Borrower shall (a) cause the Property to be operated by the Operating Lessee in accordance with the terms of the Operating Lease; (b) promptly perform and/or observe all of the material covenants, agreements and obligations required to be performed and observed by Borrower under the Operating Lease, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (c) promptly notify Lender of any default by the Operating Lessee under the Operating Lease; (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received from the Operating Lessee under the Operating Lease; (e) promptly enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Operating Lessee under such Operating Lease; (f) cause Operating Lessee to deposit all Rents from the Property into the Lockbox Account; and (g) cause Operating Lessee to conduct its business and operations in accordance with the terms of this Agreement as if it were a Borrower hereunder and not allow or permit Operating Lessee to take any of the actions that Borrower is prohibited from taking pursuant to the terms of this Agreement.
Section 5.2    Negative Covenants. From the date hereof until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Operating Lessee, solely as to itself, as applicable, covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.5    Operation of Property. (a)  Borrower shall not permit Operating Lessee, and Operating Lessee shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel or amend or modify the Management Agreement; provided, that Borrower or Operating Lessee, as applicable, may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, and provided, further, that any Qualified Manager shall have all hospitality and liquor licenses required by, and be in compliance in all material respects with, all applicable Legal Requirements at or prior to the time such Replacement Management Agreement is entered into and Borrower shall take any other actions required to ensure continuous operation of the Property as a hotel; (ii) surrender, terminate or cancel the Franchise Agreement; provided, that Borrower or Operating Lessee, as applicable, may, without Lender’s consent, replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or the Franchise Agreement; (iv) increase or consent to the increase of the amount of any fees or charges under the Management Agreement or the Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or the Franchise Agreement in any material respect, provided, however, Borrower or Operating Lessee, as applicable, may, without Lender’s consent, enter into non-material amendments or modifications of the Management Agreement with respect to the operations of the Property, provided that such amendment or modification shall not increase Borrower’s obligations or liabilities or decrease Borrower’s rights thereunder.

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(b)    Following the occurrence and during the continuance of an Event of Default, Borrower and Operating Lessee shall not exercise any rights, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
5.2.6    Liens. Neither Borrower nor any other Loan Party shall create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances, Liens in favor of Lender and Liens which are being contested in accordance with Section 3.6(c) of the Mortgage.
5.2.7    Dissolution. Neither Borrower nor any other Loan Party shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to (i) in the case of Borrower, the ownership and operation of the Property, and (ii) in the case of Operating Lessee, the leasing and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Operating Lessee, except to the extent expressly permitted by the Loan Documents, or (d) except as expressly permitted under this Agreement or any of the other the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in which it is required hereunder or under applicable law to be qualified.
5.2.8    Change In Business. Neither Borrower nor any other Loan Party shall enter into any line of business other than the ownership, leasing, sale, transfer, financing operation and management of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d).
5.2.9    Debt Cancellation. Neither Borrower nor any other Loan Party shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases or the Operating Lease in accordance herewith) owed to Borrower or such other Loan Party by any Person, except for adequate consideration and in the ordinary course of Borrower’s or such other Loan Party’s business.
5.2.10    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
5.2.11    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which

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may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.2.12    Intentionally Omitted.
5.2.13    ERISA. (a)  Provided that Lender is in conformance with Section 4.3 hereof, no Loan Party shall and the Guarantor shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA with respect to that Loan Party or the Guarantor.
(b)    Each Loan Party further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as may be reasonably requested by Lender, that (A) such Loan Party is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) such Loan Party is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:
(i)    Equity interests in such Loan Party are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in such Loan Party are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or
(iii)    Such Loan Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).
5.2.14    Transfers. (a)  Borrower and each other Loan Party acknowledges that Lender has examined and relied on the experience of Borrower and each other Loan Party and its stockholders, general partners, members, principals and (if Borrower or such other Loan Party is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower and each other Loan Party acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.
(b)    Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, do any of the following: (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of

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(directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than (A) pursuant to the Operating Lease or Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, (B) Permitted Encumbrances, (C) intentionally omitted (D) as otherwise permitted under this Section 5.2.10, without the prior written consent of Lender.
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property for a price to be paid in installments; (ii) other than the Operating Lease, an agreement by Operating Lessee or Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s respective right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such general partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
(d)    Notwithstanding the provisions of Section 5.2.10(b) and (c) or any provisions of any of the Loan Documents to the contrary, the following transfers shall not be deemed to be a Transfer and Lender’s consent shall not be required in connection with:
(i)    (A) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself; (B) the Sale or Pledge, in one or a series of transactions, of not more than forty‑nine percent (49%) of the stock in a Restricted Party; provided, however, that no such transfers shall result in the change of voting control in the Restricted Party to any Person other than Guarantor, and as a condition to each such transfer, Lender shall receive not less than ten (10) days’ prior written notice of such proposed transfer, (C) the Sale or Pledge, in one or a series of transactions, of not more than forty‑nine percent (49%) of the limited partnership interests or non‑managing membership interests (as the case may be) in a Restricted Party; provided, however, that no such transfers shall result in the change of voting control in the Restricted

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Party to any Person other than Guarantor, and as a condition to each such transfer, Lender shall receive not less than ten (10) days prior written notice of such proposed transfer, or (D) the Sale or Pledge, issuance or redemption of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange;
(ii)    (A) any transfer of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists on the date hereof or a Public Vehicle which acquires a direct or indirect legal or beneficial interest in Borrower or any other Loan Party after the Closing Date in accordance with the terms of this Section 5.2.10, (B)  the disposition, sale, issuance, transfer or redemption of shares or units of preferred stock in any Person, whether or not a Restricted Party, that is identified on the organizational chart of Borrower attached hereto as Schedule V as a “real estate investment trust” (a “Borrower REIT”) under Section 856, et seq. of the Code; and (C) the cancellation, surrender, disposition, issuance, sale, grant, transfer or pledge of the operating partnership units of Guarantor or any other operating partnership that owns indirect interests in Borrower that is a publicly traded entity, provided such units are listed on the New York Stock Exchange or another nationally recognized stock exchange (an “OPU Transfer”); provided that (1) no OPU Transfer shall be to a Prohibited Person, (2) in the event any OPU Transfer results in any Person and its Affiliates owning in excess of ten percent (10%) of the direct or indirect ownership interest in Borrower or Operating Lessee or Guarantor, Borrower shall provide to Lender, not less than thirty (30) days prior to such OPU Transfer, the name and identity of each proposed transferee, together with the names of the Person(s) controlling such transferee, the social security number or employee identification number of such transferee and the Person(s) controlling such transferee, and such transferee’s and controlling Person(s)’ home address or principal place of business, and home or business telephone number, (3) Borrower and Operating Lessee shall deliver, or cause to be delivered to Lender any contribution agreement, amendment of the organizational documents of Guarantor or other material agreement or documentation in connection with such OPU Transfer, each of which shall be in form and substance reasonably acceptable to Lender along with any additional documentation as may be reasonably requested by Lender; and
(iii)    intentionally omitted;
provided, that with respect to all Transfers set forth in Section 5.2.10(d)(i) through (iii) above, (1) after giving effect to such Transfer, (x) any Person Controlling, under the Control of or under common Control with Guarantor shall Control each Loan Party and (y) not less than fifty-one percent (51%) of the direct or indirect legal and beneficial interest in each Loan Party shall be owned, in the aggregate for each such entity, by Guarantor or Chatham Lodging Trust, (2) such transferee and its principals are not an Embargoed Person and the representations set forth in Sections 4.1.9 and 4.1.35 hereof shall continue to be true and correct after giving effect to any such Transfer; (3) such Transfer shall be at Borrower’s sole cost and expense; (4) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct interests in any Restricted Party is owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct interest in such

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Restricted Party as of the Closing Date, Borrower shall, no less than five (5) Business Days prior to the effective date of any such Transfer, deliver to Lender an Additional Non-Consolidation Opinion reasonably acceptable to Lender and the Approved Rating Agencies; (5) to the extent any transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such Transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, (and Borrower shall be responsible for any reasonable out-of-pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee, (6) for so long as the Loan shall remain outstanding, none of Borrower or Operating Lessee shall issue preferred equity interests (except as otherwise permitted pursuant to the Loan Documents). In the event any Transfer shall result a change to the organizational chart attached hereto as Schedule V, Borrower shall deliver to Lender, updated organizational chart within ten (10) Business Days of such Transfer.
(e)    No Transfer of the Property and assumption of the Loan shall occur in any event prior to the first (1st) anniversary of the Closing Date. Otherwise, Lender may consent in Lender’s sole discretion to a one (1) time Transfer of the Property or the legal or beneficial direct or indirect ownership interests therein or in Borrower and Operating Lessee and an assumption of the entire Loan, which consent shall not be unreasonably withheld, provided that Lender receives sixty (60) days’ prior written notice of such Transfer and no Event of Default has occurred and is continuing, and provided, further, that the following additional requirements are satisfied:
(i)    Borrower shall pay Lender a transfer fee equal to a quarter of one percent (0.25%) of the outstanding principal balance of the Loan at the time of such transfer;
(ii)    Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and, if a Securitization has occurred, the fees and out-of-pocket expenses of the Approved Rating Agencies pursuant to clause (xi) below);
(iii)    The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;
(iv)    Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;
(v)    Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer;

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(vi)    With respect to a Transfer of the Property, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
(vii)    There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or any Related Entities which, in each case, is not reasonably acceptable to Lender;
(viii)    Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
(ix)    With respect to any Transfer of the Property, Transferee must be able to satisfy all representations and covenants in Section 4.1.30 and with respect to any Transfer under this Section 5.2.10(e) (A) Borrower shall, after giving effect to such Transfer continue to be a Special Purpose Entity and comply with Section 4.1.30 hereof and (B) Borrower, Transferee and Transferee’s Principals shall comply with Sections 4.1.9, 4.1.35, 5.1.23 and 5.2.9 hereof. Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer;
(x)    Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates, agreements and legal opinions reasonably required by Lender;
(xi)    If required by Lender after a Securitization, Transferee shall be approved by the Approved Rating Agencies, which approval shall take the form of a Rating Agency Confirmation with respect to such assumption or Transfer;
(xii)    Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor, provided, Lender’s consent shall not be unreasonably withheld, conditioned or delayed if such replacement guarantor shall be a Qualified Guarantor (provided, that with respect to clause (v) in the definition of Qualified Guarantor, Transferee shall be deemed to be a Loan Party);
(xiii)    Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property

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shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;
(xiv)    The Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement and licensed, flagged and branded by Franchisor pursuant to the Franchise Agreement or by a Qualified Franchisor pursuant to a Replacement Franchise Agreement;
(xv)    Reserved; and
(xvi)    Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.
Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower, each other Loan Party and Guarantor herein shall be released from all liability under this Agreement, the Note, each Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.
(f)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10 hereof. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
5.2.15    Reserved.
5.2.16    Operating Lease. (a)  Without Lender’s prior written consent, Borrower shall not (i) surrender, terminate or cancel the Operating Lease; (ii) reduce or consent to the reduction of the term of the Operating Lease; (iii) increase or consent to the increase of the amount of any charges under the Operating Lease; (iv) modify, change, supplement, alter or amend the Operating Lease in any material respect or waive or release any of Borrower’s rights and remedies under the Operating Lease; or (v) waive, excuse, permit or in any way release or discharge Operating Lessee of or from Operating Lessee’s material obligations, covenants and/or conditions under the Operating Lease.
(b)    Notwithstanding anything contained to the contrary in Section 5.2.12(a)(i) above to the contrary, provided no Event of Default shall have occurred and be continuing, Borrower shall be entitled to terminate the Operating Lease upon satisfaction of the following conditions: (i) in connection with a termination, Operating Lessee shall transfer to Borrower any property, licenses, contracts, any Franchise Agreement, any Management Agreement and equipment pertaining to Operating Lessee’s business, and Borrower shall provide evidence reasonably satisfactory to Lender (which shall include, but not be limited to an Officer’s Certificate) indicating that such transfer shall have been in accordance with any applicable Legal Requirements, and contractual provisions of any such Franchise

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Agreement, Management Agreement and/or contracts and where the consent to such transfer shall be required by any third parties, Borrower obtain such consents and provide copies of the same to Lender (or in the event any such license shall not be transferable, Borrower shall obtain a new license in the same form and substance as such non-transferable license). In addition, Borrower shall, at its own expense, execute such documents as Lender may reasonably require to spread the Lien of the Mortgage to cover such assets or separately encumber such assets through another appropriate security instrument, and Borrower further agrees to pay Lender’s out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees) in connection with preparing and reviewing the aforesaid amendment documents, (ii) in connection with a termination, Borrower shall provide evidence reasonably satisfactory to Lender that the transfer described in the preceding sentence shall not constitute a fraudulent conveyance under any applicable Legal Requirements, (iii) in connection with a termination, Borrower shall deliver, at its sole expense, executed amendments to any Loan Document to which Operating Lessee was a party reflecting the termination of the Operating Lease and Borrower further agrees to pay Lender’s costs and expenses (including, without limitation, reasonable counsel fees) in connection with preparing and reviewing the aforesaid amendment documents, (iv) Borrower shall deliver an Officer’s Certificate that all representations and warranties contained herein shall continue to be true as of such release date (except (A) to the extent that any such representations and warranties are only made as of a specific date, and if the facts and circumstances upon which such representations and warranties are based are specific solely to a certain date, in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or (B) to the extent such representations are no longer true and correct as a result of subsequent events not caused by the actions and/or omissions of a Loan Party and such events did not separately result in a Default or Event of Default under the Loan Documents in which case Borrower shall provide an updated representation or warranty which are reasonably acceptable to Lender and the delivery of such updated representations and warranties in accordance with the terms hereunder shall not constitute a Default or Event of Default, unless such updated representations and warranties shall disclose that a Default or an Event of Default has occurred hereunder or under the other Loan Documents), (v) the Property continues to be operated under the same hotel franchise flag that it operated under immediately prior to such termination pursuant to the existing Franchise Agreement or under another hotel franchise flag pursuant to any replacement Franchise Agreement entered into in accordance with the terms of this Agreement, (vi) the Property is managed by Manager or by a Qualified Manager pursuant to the applicable Management Agreement or a Replacement Management Agreement, and (vii) each Major Lease shall continue according to its terms as a direct lease between Borrower, as landlord, and the lessee thereunder, as tenant, (viii) Lender has received such documents, agreements and opinions of counsel as Lender may reasonably require (including, without limitation, if a Securitization has occurred and to the extent required by the Approved Rating Agencies, a REMIC Opinion), and (ix) if a Securitization has occurred, Borrower shall, if requested by Lender, deliver to Lender a Rating Agency Confirmation from each of the Approved Rating Agencies that such termination shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities.

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ARTICLE VI     – INSURANCE; CASUALTY; CONDEMNATION
Section 6.1    Insurance. (c)  Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:
(xvii)    comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its sole discretion; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(xviii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender

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pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and after payment of all such obligations during the Restoration, any excess amounts to be applied to payment of Operating Expenses during a Restoration; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(xix)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Individual Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in Section 6.1(a)(i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
(xx)    comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(xxi)    commercial general liability, including liquor liability, insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence with a deductible no greater than $50,000.00; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;
(xxii)    if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(xxiii)    if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State;

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(xxiv)    umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;
(xxv)    the insurance required under this Section 6.1(a) (i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a) (i), (ii), (v) and (viii) above at all times during the term of the Loan, provided, that Borrower shall not be required to spend more than two times the cost of the premiums paid by Borrower for the property and casualty insurance required to be maintained hereunder as of the Closing Date for the coverage required under this Section 6.1(a)(ix);
(xxvi)    crime coverage in amounts acceptable to Lender;
(xxvii)    employment practices liability in amounts acceptable to Lender; and
(xxviii)    upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(d)    All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by at least two (2) of the Approved Rating Agencies including, (i) S&P, (ii) Fitch, and (iii) Moody’s, except for those certain Policies in effect as of the date hereof which are issued by Liberty Mutual Insurance Company, Landmark American Insurance Company and Pennsylvania Manufacturers’ Association Insurance Company, which Borrower shall not be required to replace until the expiration of the current term thereof in December 2014, provided, that all such replacement Policies shall comply with the provisions hereunder]. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Borrower shall be permitted to pay the

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Insurance Premiums for the liability policies described in Section 6.1(a)(v) above on installments directly to the insurance companies, provided Borrower shall furnish to Lender, within fifteen (15) days of request, proof of payment of such installments.
(e)    Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.
(f)    All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (vii) of this Agreement, shall name Lender and its successors and/or assigns as an additional insured, as their respective interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(g)    All Policies shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be canceled without at least thirty (30) days written notice (or ten (10) days’ written notice, in the case of non-payment of premium) to Lender and any other party named therein as an additional insured;
(iii)    the issuers thereof shall give written notice to Lender if the issuers elect not to renew prior to its expiration; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(h)    If Borrower fails to provide or cause to be provided to Lender within five (5) Business Days of Lender’s written request certificates evidencing that all insurance required hereunder is in full force and effect, or at any time Lender deems necessary to avoid the lapse of any insurance coverage required hereunder (regardless of prior notice to Borrower), Lender shall have the right to obtain any such insurance coverage and all premiums incurred by Lender in connection with obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender within ten (10) days of demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

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Section 6.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and such Casualty has caused damage which, in Borrower’s reasonable estimation is in excess of $100,000, Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute, or cause to be promptly commenced and diligently prosecuted, the completion of the Restoration of the Property, subject to applicable zoning laws in effect at the time of such Restoration, to as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be permitted or otherwise reasonably approved by Lender, and otherwise in accordance with Section 6.4 hereof. Borrower shall pay or cause to be paid all costs of such Restoration whether or not such costs are covered by insurance; provided, however, that any Insurance Proceeds received by Lender in respect of such damage or destruction which are to be made available to Borrower pursuant to Section 6.4 below to pay the costs of such Restoration shall be disbursed to Borrower upon satisfaction and in accordance with the of terms and conditions set forth in Section 6.4 hereof. Lender shall be entitled (but not obligated) to submit a proof of loss with respect to such Casualty to each applicable insurance company in the event Borrower shall not have submitted a proof of loss, or otherwise presented a claim sufficient to satisfy the requirements of the applicable insurance Policy, on or before that date which is thirty (30) days prior to the deadline for submitting such proof of loss or other claim under the terms of the applicable insurance Policy. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) and upon request of Lender, Borrower shall deliver or caused to be delivered to Lender all instruments reasonably required by Lender to permit such participation.
Section 6.3    Condemnation. (a)  Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower or Operating Lessee shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt in accordance with Section 2.4.2. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, promptly commence and diligently prosecute, or cause to be promptly commenced and diligently prosecuted, the Restoration of the Property, subject to the applicable zoning laws in effect at the time of such Restoration, to as nearly as possible to the condition the Property was in immediately prior to such Condemnation, with such alterations as may be permitted or otherwise

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reasonably approved by Lender, and otherwise in accordance with Section 6.4 hereof; provided, however, that Borrower shall be entitled to receive any Condemnation Proceeds received by Lender with respect to such Condemnation subject to satisfaction of and in accordance with the terms and conditions set forth in Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, and to apply the Condemnation Proceeds to payment of the Debt.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of the Property (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan-to-Value Ratio is greater than 125%, the principal balance of the Loan must be prepaid down by an amount not less than the least of the following amounts (in each case without penalty or premium): (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender), provided, that no prepayment made pursuant to this Section 6.3(b) shall be subject to the Yield Maintenance Premium.
Section 6.4    Restoration. The following provisions shall apply in connection with the Restoration of the Property:
(a)    If the Net Proceeds shall be less than Three Million Five Hundred Thirty Thousand and No/100 Dollars ($3,530,000.00) and the costs of completing the Restoration shall be less than Three Million Five Hundred Thirty Thousand and No/100 Dollars ($3,530,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence (subject to Force Majeure delays) the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than Three Million Five Hundred Thirty Thousand and No/100 Dollars ($3,530,000.00) or the costs of completing the Restoration is equal to or greater than Three Million Five Hundred Thirty Thousand and No/100 Dollars ($3,530,000.00), Lender shall make such Net Proceeds available to Borrower or, if directed by Borrower, to Operating Lessee, for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction to the Property, after deduction of reasonable

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costs and expenses incurred by Borrower, Operating Lessee or Lender (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award for the Property, after deduction of reasonable costs and expenses incurred by Borrower, Operating Lessee or Lender (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower or, if directed by Borrower, to Operating Lessee, for Restoration provided that each of the following conditions is met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    [intentionally omitted];
(D)    Borrower shall commence or cause to be commenced the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion (subject to Force Majeure delays) in compliance with all applicable Legal Requirements and in accordance with the terms and conditions of the Franchise Agreement, provided, that for purposes of this clause (D) the filing of an application for any building permits required for the commencement of the Restoration shall be deemed to be commencement of the Restoration, provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;
(E)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;
(F)    Lender shall be reasonably satisfied that the Restoration will be completed (subject to non-material punchlist items reasonably acceptable to Lender) and open for business on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) eighteen (18) months after the occurrence of such Casualty or Condemnation, (3) the date required for such completion pursuant to the Franchise

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Agreement, (4) such time as may be required under applicable Legal Requirements, in order to repair and restore the Property, subject to the applicable zoning laws in effect at the time of such Restoration, as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, or (5) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;
(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);
(H)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion (subject to Force Majeure) and in compliance with all applicable Legal Requirements;
(I)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;
(J)    the reasonably estimated Debt Yield for the Property, after giving effect to the Restoration, shall be equal to or greater than 9.0%;
(K)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and
(L)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account, with such interest to be for the benefit of Borrower, and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement or from any Casualty Retainage in connection with the Restoration) have been paid for in full or will be paid following such disbursement, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens on the Individual Property, other than Liens being contested pursuant to Section 5.2.2 hereof, which have not been either fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative, fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

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(iii)    All plans and specifications required in connection with the Restoration, the cost of which is reasonably estimated by Lender to be greater than $750,000.00, shall be subject to prior review and acceptance in all material respects by Lender, which acceptance shall not be unreasonably withheld and by an independent consulting engineer selected by Lender and approved by Borrower, such approval not to be unreasonably withheld, conditioned or delayed (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, for contracts equal to or greater than $250,000.00, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant, which acceptance shall not be unreasonably withheld, conditioned or delayed. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the fees of the Casualty Consultant, if any, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the direct construction “hard” costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed; provided, however, that after completion of fifty percent (50%) of the Restoration, “Casualty Retainage” shall mean an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower or Operating Lessee, as applicable, from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re‑occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work (other than minor punch-list items reasonably acceptable to Lender) and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and such contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy, if available, insuring the continued priority of the Lien of the

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Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to such contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit or cause to be deposited the amount of the deficiency (the “Net Proceeds Deficiency”) in cash or in the form of a Letter of Credit with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to or as directed by Borrower, provided that no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to or as directed by Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof in such order, priority and proportions as Lender in its sole discretion shall deem property, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt pursuant to Section 2.4.2 hereof.
(d)    In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

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ARTICLE VII     – RESERVE FUNDS
Section 7.1    Required Repairs.
7.1.4    Deposits. Borrower shall perform or cause to be performed the repairs at the Property, as more particularly set forth on Schedule IV hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete or cause to be completed the Required Repairs on or before the required deadline for each repair as set forth on Schedule IV. It shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule IV, provided, that if Borrower shall have been unable to complete a Required Repair by the required deadline, after using commercially reasonable efforts to do so, as a result of Force Majeure or a Casualty or Condemnation and provided that the failure to complete such Required Repair does not (i) involve imminent issues relating to protection of human health and safety, (ii) does not endanger any tenant, patron or other occupant of the Property or the general public and (iii) does not materially and adversely affect the value of the Property or result in a default by Borrower or any other Loan Party under the Franchise Agreement or Management Agreement, the required deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, but without any obligation to do so, may complete (or cause to be completed) the Required Repairs at the Property. Lender’s right to complete (or cause to be completed) the Required Repairs shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
7.1.5    Completion of Required Repairs. Borrower shall complete (or cause to be completed) all Required Repairs at the Property in a good and workmanlike manner and, to Borrower’s knowledge, in accordance with all applicable Legal Requirements, subject to the applicable terms of this Agreement. At Lender’s request, in connection with any Required Repair having an aggregate cost of $50,000.00 or greater, Borrower shall deliver to Lender, (a) full lien waivers from all parties furnishing materials and/or services in connection with the completed Required Repairs, or other evidence of payment satisfactory to Lender, (b) a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances) and (c) such other evidence as Lender shall reasonably request that the Required Repairs at the Property to be funded by the requested disbursement have been completed and are paid for.
Section 7.2    Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter an amount equal to (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in

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order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (other than any Insurance Premiums for the Policies required to be maintained under Sections 6.1(a)(v) and (vii) above, so long as such insurance coverage for the Property is provided and paid for by Manager under a blanket policy reasonably acceptable to Lender insuring substantially all of the real property managed by Manager) (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be disbursed in accordance with Section 7.7(g) hereof.
Section 7.3    Replacements and Replacement Reserve.
7.3.2    Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $44,356.63 and (b) on each Payment Date the Replacement Reserve Monthly Deposit, for the payment of FF&E Expenditures (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”. Any amount remaining in the Replacement Reserve Account after the Debt has been paid in full shall be disbursed in accordance with Section 7.7(g) hereof.
7.3.3    Disbursements from Replacement Reserve Account. (a)  Lender shall make disbursements from the Replacement Reserve Account as requested by Borrower to pay FF&E Expenditures consistent with the Annual Budget or Approved Annual Budget as applicable, no more frequently than once in any thirty (30) day period of no less than $5,000 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $50,000 for a single item, lien waivers and releases (for the work invoiced for) from all parties furnishing materials and/or services in connection with the requested payment. Except as may be approved by Lender, each request for disbursement from the applicable Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement or portion thereof reasonably satisfactory to

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Lender in its reasonable judgment. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request.
7.3.4    Performance of Replacements, Capital Expenditures and PIP Expenses. (a)  Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with the requirements of the Franchise Agreement and to keep the Property or any portion thereof from deteriorating (other than ordinary wear and tear). Borrower shall complete all Replacements in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects.
(b)    If reasonably determined to be necessary by Lender in connection with any disbursement in excess of $1,000,000, Lender may require an inspection of the Property at Borrower’s expense prior to making such monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought.
(c)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement, Capital Expenditure or PIP Expense. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed and upon written request, copies of such policies shall be delivered to Lender.
(d)    Upon the occurrence and during the continuance of an Event of Default, Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake any Replacements, PIP Expenses or Capital Expenditures in the name of Borrower, which shall empower said attorney in fact as follows: (i) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements, PIP Expenses or Capital Expenditures; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (iv) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property and (vi) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

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7.3.5    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to preserve and maintain the Property in accordance with the terms of the Loan Documents.
Section 7.4    CapEx Reserve.
7.4.4    Deposits to CapEx Reserve Fund. During any CapEx Cash Sweep Period, Borrower shall deposit or cause to be deposited with Lender all CapEx Excess Cash Flow (subject to the limitations set forth in Section 3.4(A)(j) of the Cash Management Agreement), which amount shall be deposited with and held by Lender for the purpose of funding payments of amounts to be paid for PIP Expenses and Capital Expenditures at the Property approved by Lender prior to the Closing Date in connection with the Public Space PIP and the Room/Corridor PIP, or otherwise hereafter approved from time to time by Lender (collectively, the “Approved PIP Expenses”). Amounts so deposited shall hereinafter be referred to as the “CapEx Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “CapEx Reserve Account”. Any amount remaining in the CapEx Reserve Account after Borrower delivers to Lender evidence satisfactory to Lender that all the Public Space PIP and Room/Corridor PIP have both been completed in accordance with, and satisfaction of, the terms and provisions of the Franchise Agreement and this Agreement and has been accepted by Franchisor in all respects shall be disbursed in accordance with Section 7.7(g) hereof.
7.4.5    Withdrawal of CapEx Reserve Funds. Lender shall disburse to Borrower, the CapEx Reserve Funds from the CapEx Reserve Account from time to time for any Approved PIP Expenses, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Approved PIP Expenses to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to Borrower’s knowledge, all Approved PIP Expenses consisting of capital improvements at the Property to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable building codes, rules and regulations in all material respects, (ii) identifying each Person that supplied materials or labor in connection with the Approved PIP Expenses performed at the Property to be funded by the requested disbursement, and (iii) stating that each such Person has been or will be paid amounts then due and payable to such Person in connection with such Approved PIP Expense, with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by lien waivers for such Approved PIP Expense to the extent applicable to the item of Approved PIP Expense in question or other evidence of payment satisfactory to the Lender. Borrower shall not make a request for disbursement from the CapEx Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Approved PIP Expenses in any request shall not be less than $25,000.00. Borrower shall or shall cause Operating Lessee to complete all Approved PIP Expenses in a good and workmanlike manner as soon as practicable, subject to Force Majeure delay, following the commencement of making each such Approved PIP Expense.

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Section 7.5    Reserved.
Section 7.6    Excess Cash Flow Reserve Fund.
7.6.1    Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit or cause to be deposited with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan in accordance with the terms of the Loan Documents, and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.
7.6.2    Release of Excess Cash Flow Reserve Funds. Provided that no Event of Default shall have occurred and is continuing, if amounts on deposit in the Excess Cash Flow Reserve Account, would be sufficient to effect a Cash Sweep Event Cure if applied to the outstanding principal balance of the Loan, then within ten (10) days of written request from Borrower for such application, Lender shall disburse an amount from the Excess Cash Flow Reserve Account that when applied by Lender towards the principal balance of the Loan shall cure such Cash Sweep Event. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be disbursed in accordance with Section 7.7(g) hereof.
Section 7.7    Reserve Funds, Generally. (a)  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance with the terms of this Agreement, the Reserve Funds shall constitute additional security for the Debt.
(b)    Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then held in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
(c)    The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. All interest on any Reserve Fund shall be for the benefit of Borrower and added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.
(d)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Funds or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made

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thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(e)    Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, except to the extent any such loss is incurred as a result of Lender’s or Servicer’s gross negligence or willful misconduct. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actual actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence, willful misconduct, fraud or illegal acts of Lender or Servicer. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f)    The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.
(g)    Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be paid to Borrower.
ARTICLE VIII    – DEFAULTS
Section 8.1    Event of Default. (c)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(viii)    if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt (including any deposits to the Reserve Funds) not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after notice that the same is due and payable;
(ix)    if any of the Taxes or Other Charges are not paid prior to the date such Taxes or Other Charges become delinquent, other than those real property Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 and except to the extent that the amount required for payment of such Taxes or Other Charges is on deposit in the Tax and Insurance Escrow Fund on the date that such Taxes or Other Charges are due and payable and Lender is required to use such amounts for the payment of Taxes or Other Changes in accordance with the Loan Documents;
(x)    if the Policies are not kept in full force and effect, except to the extent that such failure is caused solely by the failure to pay insurance premiums if the amount required for payment of the premiums therefor is on deposit in the Tax and Insurance Escrow Fund

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on the date that such premiums are due and payable and Lender is required to use such amounts for the payment of insurance premiums in accordance with the Loan Documents, or if certificates evidencing such Policies are not delivered to Lender within five (5) Business Days after written request;
(xi)    if Borrower or any other Loan Party Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement or Section 6.2 of the Mortgage;
(xii)    if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Loan Party pursuant to or in connection with this Agreement shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, that, as to any such false or misleading representation or warranty, which was unintentionally submitted to Lender and which is susceptible of being cured, the applicable Loan Party shall have a period of thirty (30) days following written notice thereof to Borrower to cure such representation or warranty;
(xiii)    if Borrower or any other Loan Party shall make an assignment for the benefit of creditors;
(xiv)    if a receiver, liquidator or trustee shall be appointed for Borrower or any other Loan Party or if Borrower or any other Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower or any other Loan Party shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within ninety (90) days;
(xv)    if Borrower or any other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(xvi)    if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, that if such appointment, adjudication,

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petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days provided, further, it shall not be an Event of Default under this Section 8.1(a)(ix) if a guarantor, acceptable to Lender in its sole discretion or otherwise expressly permitted under the Loan Documents shall have assumed all of the liabilities and obligations of Guarantor under the Loan Documents executed by Guarantor or executed a replacement guaranty substantially similar to the Guaranty and replacement environmental indemnity substantially similar to the Environmental Indemnity;
(xvii)    if Borrower or any other Loan Party breaches (i) any covenant contained in Section 4.1.30 hereof, provided however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its reasonable discretion, or (ii) any negative covenant contained in Section 5.2 hereof, provided that if such breach (other than a breach of Sections 5.2.3) is non-recurring and is susceptible of cure, it shall not constitute an Event of Default if such breach is cured within thirty (30) days of the occurrence thereof;
(xviii)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xix)    if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan is as of the date hereof or shall hereafter become untrue or incorrect in any material respect, or any of the assumptions contained in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan is as of the date thereof or shall thereafter become untrue or incorrect in any material respect, provided, that such breach shall not constitute an Event of Default if within ten (10) days of Lender’s written request, Borrower delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be reasonably acceptable to Lender in its sole discretion (provided, that Hunton & Williams LLP shall be deemed to be acceptable counsel under this clause (xii));
(xx)    if a material default by Operating Lessee occurs under the Management Agreement (or any Replacement Management Agreement), is not waived in writing by the Manager and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the

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Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement), unless Borrower engages a Qualified Manager in accordance with the terms and as required by of Section 5.1.22 within thirty (30) days’ notice of such default (subject to the applicable cure period) or the date of such expiration;
(xxi)    if Borrower or any other Loan Party shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after notice to Borrower or such other Loan Party from Lender;
(xxii)    reserved;
(xxiii)    if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any of the other Loan Documents not specified in subsections (i) to (xv) above, for ten (10) days after notice to Borrower or such other Loan Party from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or such other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or such Loan Party in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;
(xxiv)    if there shall be default under any of the other Loan Documents beyond any applicable notice or cure periods contained in such Loan Documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
(xxv)    if a material default by Operating Lessee or Borrower occurs under the Franchise Agreement, is not waived in writing by the Franchisor and continues beyond any applicable cure period under the Franchise Agreement, and if such default permits the Franchisor to terminate or cancel the Franchise Agreement, unless Borrower engages a Qualified Franchisor in accordance with and as required by the terms of Section 5.1.22 within forty-five (45) days of receipt of written notice of such default (subject to the applicable cure period) or the date of such expiration;
(xxvi)    if Borrower ceases to operate (or cause to be operated) a hotel at the Property for any reason whatsoever (other than temporary cessation in connection with any Restoration in accordance with the terms of this Agreement following a Casualty or Condemnation, or the replacement of any Franchisor in accordance with this Agreement or if such cessation was approved by Lender in the Approved Annual Budget);

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(xxvii)    reserved; or
(xxviii)    if (A) a material default has occurred under the Operating Lease which is not cured within the applicable cure period under the Operating Lease or waived or which results in a default beyond any applicable notice or grace periods under any Management Agreement or Franchise Agreement, provided, however, that if the default is for the failure to pay rent under the Operating Lease, it shall not be a default until (x) thirty (30) days following the expiration of any applicable cure period under the Operating Lease or (y) such default results in a default under the Management Agreement or Franchise Agreement, it shall not be a default if such Management Agreement is replaced in accordance with clause (xiii) above or such Franchise Agreement is replaced in accordance with clause (xviii) above, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement, or (C) Borrower fails to enforce the material terms and provisions of the Operating Lease.
(d)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand (except for such notice or demand as may be expressly required under the Note, this Agreement, the Mortgage or the other Loan Documents), that Lender deems advisable to protect and enforce its rights against any Loan Party and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any other Loan Party and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower and any other Loan Party hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and each other Loan Party hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2    Remedies. (h)  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and any other Loan Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and any other Loan Party or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower

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and each other Loan Party agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, to the extent such law or rule may be waived by a Borrower and each other Loan Party and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(i)    With respect to Borrower, each other Loan Party and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority to any other collateral for the Loan, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower or any other Loan Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(j)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided, that (i) the aggregate principal amount of the Loan immediately following such severance shall equal the outstanding principal balance of the Loan immediately prior to such severance, (ii) the weighted average interest rate of the Loan immediately following such severance shall equal the weighted interest rate of the Loan immediately prior to such severance; and (iii) such Severed Loan Documents shall not materially adversely affect Borrower or any other Loan Party or increase any of the obligations or decrease any of the rights of Borrower or such Loan Party under the Loan Documents, other than in a de minimis amount. Borrower and each other Loan Party shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. During the existence of an Event of Default, Borrower and each other Loan Party hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and each other Loan Party ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such

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documents under such power until five (5) days after notice has been given to Borrower and each other Loan Party by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and each other Loan Party only as of the Closing Date.
(k)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
Section 8.3    Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or such other Loan Party or to impair any remedy, right or power consequent thereon.
ARTICLE IX     – SPECIAL PROVISIONS
Section 9.1    Securitization.
9.1.6    Sale of Notes and Securitization. (a)  Borrower and each other Loan Party acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).
(b)    At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower or any other Loan Party under this Agreement, Borrower and each other Loan Party shall use reasonable efforts to provide information in the possession or control of Borrower, any other Loan Party or its Affiliates and not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, provided, however, that

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Borrower shall not be required to provide any information or documents that Lender did not require in connection with the closing of the Loan (other than updates or changes to such information and/or documents that were previously provided by Borrower, any other Loan Part or Guarantor) to the extent such information or documents would be unduly burdensome or costly for Borrower to produce and in no event shall Borrower or any other Loan Party have any obligation to provide any Chatham Confidential Information. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, each other Loan Party, Guarantor, if any, the Property and any Tenant of the Improvements, provided, however, that in no event shall Borrower or any other Loan Party have any obligation to provide any Chatham Confidential Information. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower and each other Loan Party agrees that each of Borrower, each other Loan Party, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, each other Loan Party, and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, each other Loan Party, Guarantor, and the Property, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Descriptions of the Mortgages”, “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters) and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, each other Loan Party, Guarantor, Manager and/or the Loan, provided, that information in any Disclosure Documents with respect to Borrower, each other Loan Party, Manager, Guarantor, and the Property shall be limited to Borrower’s, Guarantor’s and such Loan Party’s knowledge) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(c)    Borrower and each other Loan Party agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original Note or modify the original Note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s and each other Loan Party’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may require; provided, however, that in

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creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the weighted average interest rate of the Loan such that the weighted average interest rate of the Notes immediately following the creation or modification of such notes does not equal the weighted average interest rate of the Note immediately prior to such creation or modification, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan (including the definitions of Debt Yield Trigger Event and Debt Yield Cure), or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, provided, that the interest rate payable under the Note may change or increase as a result of any application of a prepayment of the Loan in accordance with Section 2.4 hereof or following an Event of Default. In connection with and subject to the foregoing, Borrower and each other Loan Party covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.
(d)    If requested by Lender, Borrower and each other Loan Party shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender, provided, however, that in no event shall Borrower or any other Loan Party have any obligation to provide any Chatham Confidential Information.
(e)    Borrower and each other Loan Party agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.
(f)    JPMorgan Chase Bank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, each other Loan Party and each Lender shall treat each Person

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whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (including the payment of principal and interest). The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(g)    Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
9.1.7    Securitization Costs. All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.
9.1.8    Reserved.
9.1.9    Loan Components. (a)  Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among or adjust the application of payments among any existing or additional components in Lender’s sole discretion, provided, (A) such new or modified note shall at all times have the same weighted average spread of the original Note and shall have the same stated maturity date of the original Note, provided, that the interest rate payable under the Note may change or increase in connection with a prepayment of the Loan in accordance with Section 2.4 hereof or following an Event of Default and (B) no amortization of principal of the Loan will be required and (ii) modify the Cash Management Agreement to reflect such new components; and provided, further, that none of the foregoing actions shall have a Material Adverse Effect on Borrower or decrease any rights or increase any obligations of Borrower or any other Loan Party under the Loan Documents, other than in a de minimis amount.
(b)    Reserved.
(c)    Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.4, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) Business Days following such request by Lender. It shall be an Event of Default under this Agreement,

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the Note, each Mortgage and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.4 for five (5) Business Days after notice to Borrower from Lender. Notwithstanding anything to the contrary herein, Lender shall pay or cause to be paid or reimbursed to Borrower all reasonable costs and expenses incurred by Borrower, any other Loan Party or any Guarantor in connection with this Section 9.1.4 (including, without limitation, any documentary stamp taxes, intangible taxes and other recording taxes)
(d)    Borrower covenants and agrees that after the Closing Date and prior to a Securitization of the Loan, Lender shall have the right, at Lender’s sole cost and expense, to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, interest rate and principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (1) the Loan and any New Mezzanine Loan(s) shall at all times have the same weighted average spread of the Loan on the Closing Date (except in connection with a prepayment of the Loan in accordance with Section 2.4.2 hereof or following an Event of Default) and the same stated maturity date as the Loan, (2) no such reallocation shall modify the aggregate amortization of principal of the Loan and (3) no such reallocation shall increase, in the aggregate, any monetary obligation of Borrower under the Loan Documents or any other obligation of any Loan Party under the Loan Documents or decrease, in the aggregate, any rights of Borrower and any other Loan Party under the Loan Documents, other that in a de minimis amount. At Lender’s sole cost and expense, Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.4(d), all in form and substance reasonably satisfactory to Borrower, Lender and the Approved Rating Agencies, including, without limitation, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan; provided, that such amendments or other documents shall have no economic effect or increase the obligations or decrease the rights or remedies of Borrower or any other Loan Party hereunder, other than in a de minimis amount and no such amendments or other documents shall modify any provisions of the Loan Documents other than to effectuate such reallocation and as otherwise necessary to accurately reflect such New Mezzanine Loan. If Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “New Mezzanine Borrower”). The applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower, but subject to the other terms of this Section 9.1.4(d). Further, in connection with any New Mezzanine Loan, Borrower shall, at Lender’s sole cost and expense, deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the loan documents with respect to the New Mezzanine Loan and the Loan Documents, as amended, in substantially the same form as the opinion delivered at Closing, and an updated Insolvency Opinion for the Loan

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delivered at Closing and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Approved Rating Agencies.
Section 9.2    Securitization Indemnification. (h)  Borrower and each other Loan Party understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and each other Loan Party will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(i)    The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Disclosure Documents, including without limitation, the sections entitled “Summary of Offering Circular,” “Risk Factors,” “Description of the Property,” “Description of the Sponsors and Borrowers,” “Description of the Property Manager, the Management Agreements and the Assignment of Management Agreements,” “Description of the Franchise Agreements,” and “Description of The Operating Leases” and “Annex A - Mortgage Loan Collateral Schedule”, and “Annex E – Representations and Warranties of the Borrower”, and (ii) such sections and such other information in the Disclosure Documents (with respect to clauses (i) and (ii) of this Section 9.2(b), to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain, to the knowledge of Borrower and Guarantor, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co‑underwriters, co‑placement agents or co‑initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any actual losses, claims, damages, liabilities, out-of-pocket costs or expenses (including without limitation reasonable out-of-pocket legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure

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Information provided for review to Borrower, or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information provided for review to Borrower, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities, provided, that, with respect to any untrue statements or omissions contained in any third party diligence reports or third party documents (e.g. tenant estoppels, the appraisal, the Title Insurance Policy, Survey and zoning reports), (x) Indemnifying Persons shall not be responsible for any Liabilities arising from such third parties failure to accurately transcribe information provided by or on behalf of Indemnifying Persons to such third party unless Indemnifying Persons were provided a reasonable opportunity to review such third party documentation (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions and (y) Indemnifying Person shall only be liable to the extent such untrue statement or omission of material fact was made in reliance upon information provided to such third party by or on behalf of Borrower or any of its Affiliates. This indemnity agreement will be in addition to any liability which Borrower or any other Loan Party may otherwise have under the Loan Documents. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided.
(j)    In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other actual out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities, provided, that, with respect to any untrue statements or omissions contained in any third party diligence reports or third party documents (e.g. tenant estoppels, the appraisal, the Title Insurance Policy, Survey and zoning reports), (x) Indemnifying Persons shall not be responsible for any Liabilities arising from such third parties failure to accurately transcribe information provided by or on behalf of Indemnifying Persons to such third party unless Indemnifying Persons were provided a reasonable opportunity to review such third party documentation (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions and (y) Indemnifying Person shall only be liable to the extent such untrue statement or omission of material fact was made in reliance upon information provided to such third party by or on behalf of any Loan Party or any of its Affiliates.
(k)    Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof

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is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, that if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
(l)    Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

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(m)    The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable Legal Requirements, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.
(n)    The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
(o)    The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
(p)    Notwithstanding anything to the contrary contained herein, no Loan Party or Guarantor shall have any obligation to act as depositor with respect to the Loan or an issuer, sponsor or registrant with respect to the Securities issued in any Securitization.
Section 9.3    Exculpation. (b)  Subject to the provisions of (b) and (c) below, Lender shall not enforce the liability and obligation of any Loan Party to perform and observe the obligations contained in this Agreement, the Note or the Mortgages or any of the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Loan Party or any direct or indirect member, shareholder, partner, manager, beneficiary or other owner of direct or indirect beneficial ownership interests in, or any Affiliate of, any Loan Party, or any director, officer, employees, trustee or agent of any Loan Party or any of the foregoing other than Guarantor pursuant to and in accordance with the terms and conditions of Guaranty and Environmental Indemnity, as applicable (each, an “Exculpated Party” and, collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize

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upon this Agreement, the Note, the Mortgage, the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against any Loan Party only to the extent of such Loan Party’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents agrees that it shall not, except as otherwise provided herein or in the Mortgage, sue for, seek or demand any deficiency judgment against any Loan Party or any Exculpated Party (subject, however, to the terms of the Guaranty and Environmental Indemnity) in any such action or proceeding, under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower and Operating Lessee as a party defendant in any action or suit for judicial foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), the Operating Lease or similar instrument made in connection with this Agreement, the Note, the Mortgage or the other Loan Documents or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage, or (v) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Mortgage; provided, however, that Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
(c)    Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by Borrower, Operating Lessee, Guarantor or any Affiliates of Borrower, Operating Lessee, or Guarantor in connection with the Loan;
(ii)    the willful misconduct of Borrower, Operating Lessee, Guarantor or any Affiliates of Borrower, Operating Lessee or Guarantor in connection with the Loan or the Property;
(iii)    material physical waste of the Property arising from the intentional acts or omissions of Borrower, Operating Lessee, Guarantor or any Affiliates of Individual Borrower, Operating Lessee, or Guarantor provided, however, Borrower shall have no liability under this subsection (iii) if sufficient cash flow is not available to Borrower from

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the Property to prevent such material physical waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by Borrower, Operating Lessee, Guarantor or any Affiliates of Borrower, Operating Lessee or Guarantor);
(iv)    the removal or disposal of any portion of the Property by any Restricted Party or an Affiliate thereof after and during the continuance of an Event of Default unless such property is replaced with property of the same utility and of the same or greater value;
(v)    the misappropriation by Borrower, Operating Lessee, Guarantor or any Affiliates of Borrower, Operating Lessee or Guarantor in violation of the Loan Documents of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance of the date due under the Lease or any security deposit;
(vi)    intentionally omitted;
(vii)    any security deposits, advance deposits or any other deposits collected by Borrower, Operating Lessee, Guarantor, Property Manager or any of their Affiliates with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(viii)    if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant contained in Section 4.1.30 hereof;
(ix)    if Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Mortgage;
(x)    if Borrower or Operating Lessee fails to obtain Lender’s prior written consent to any Indebtedness (other than Indebtedness permitted under clause (xxiii) in the definition of Special Purpose Entity in Section 1.1 hereof or otherwise permitted in this Agreement) or voluntary Lien encumbering the Property; and
(xi)    the willful or intentional failure of Borrower, Operating Lessee or Manager to deposit Rents in the Lockbox Account in accordance with the terms of the Loan Documents.
(d)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following:

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(A)    (1) Borrower or Operating Lessee filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against Borrower or Operating Lessee under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Operating Lessee or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Operating Lessee from any Person; (3) Borrower or Operating Lessee filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (4) Borrower or Operating Lessee consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner (pursuant to the Bankruptcy Code) for Borrower or Operating Lessee or any portion of the Property; provided, however, that, notwithstanding the foregoing, Guarantor shall not have any liability solely in connection with any appointment of a custodian, receiver, trustee or examiner (pursuant to the Bankruptcy Code) made pursuant to an action commenced by Lender; or (5) Borrower or Operating Lessee (x) making an assignment for the benefit of creditors, or (y) admitting, in any legal proceeding, its insolvency or inability to pay its debts as they become due; provided that notwithstanding the foregoing in no event shall Guarantor have liability resulting from Borrower admitting or making any truthful statement that it has been advised by counsel is required to be admitted or made under applicable laws, regulations or court orders; or
(B)    if Borrower or Operating Lessee fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof and such failure is cited as a factor in connection with a substantive consolidation of the assets and liabilities of Borrower or Operating Lessee with those any other Person.
Section 9.4    Matters Concerning Manager. If (a) Manager shall become bankrupt or insolvent, (b) a default by Manager occurs under the Management Agreement and is not cured within any applicable notice and cure period thereunder or (c) Borrower shall have the right to terminate the Management Agreement thereunder, following an Event of Default and acceleration of the Loan, Borrower shall, at the request of Lender, cause Operating Lessee to terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates, provided, that Borrower shall not be in breach of this Section 9.4 in the event that Borrower or Operating Lessee, acting in good faith, is unable to cause the termination of such Management Agreement due to the imposition of a stay, injunction or a similar judicially imposed devise that has the effect of preventing Borrower or Operating Lessee from terminating the Management Agreement in connection with the Bankruptcy Action.

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Section 9.5    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, and shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower, any other Loan Party or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.
Section 9.6    Matters Concerning Franchisor. If (a) Franchisor shall become bankrupt or insolvent or (b) a default occurs under the Franchise Agreement, Borrower shall, at the request of Lender, cause Operating Lessee to terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the franchise fee for such replacement franchisor shall not exceed then prevailing market rates.
ARTICLE X     – MISCELLANEOUS
Section 10.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in

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this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 10.3    Governing Law. (l)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND EACH OTHER LOAN PARTY IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH LOAN PARTY AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE

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OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED.
(m)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH LOAN PARTY AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH LOAN PARTY DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICE COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NEW YORK 10036
WITH A COPY TO:

HUNTON & WILLIAMS LLP
200 PARK AVENUE
NEW YORK, NEW YORK 10166
ATTN: LAURIE A. GRASSO, ESQ.
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EACH LOAN PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON EACH LOAN PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 10.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or

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of any other Loan Document, nor consent to any departure by Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or any other Loan Party, shall entitle Borrower or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) facsimile with a confirmatory duplicate copy certified or registered United States mail, postage prepaid, return receipt requested), addressed as follows (or at such other address, facsimile number and/or Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Joseph E. Geoghan Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Nancy Alto Facsimile No.: (917) 546-2564 and
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281

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Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666
If to Borrower
or any other

Loan Party:	c/o Chatham Lodging Trust
50 Cocoanut Row, Suite 211
Palm Beach, Florida 33480
Attention: Jeffrey Fisher
Facsimile No.: (561) 835-4125
and
Chatham Lodging Trust
50 Cocoanut Row, Suite 211
Palm Beach, Florida 33480
Attention: Eric Kentoff
Facsimile No.: (561) 835-4125
and
Hunton & Williams, LLP
200 Park Avenue
New York, New York 10166
Attention: Laurie A Grasso, Esq.
Facsimile No.: (212) 309-1846
A notice shall be deemed to have been given and received either at the time of personal delivery, or in the case of registered or certified mail or expedited prepaid delivery service, when delivered or the first attempted delivery on a Business Day, or in the case of facsimile, upon sender’s receipt of a machine-generated confirmation of successful transmission, at the address or to the facsimile number, as applicable, and in the manner provided herein; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met.
Section 10.7    Trial by Jury. EACH LOAN PARTY AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH LOAN PARTY AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY

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OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY OTHER PARTY HERETO.
Section 10.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11    Waiver of Notice. Neither Borrower nor any other Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or such other Loan Party and except with respect to matters for which a Loan Party is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Loan Party hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and such other Loan Party.
Section 10.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Loan Party agrees that neither Lender nor its agents shall be liable for any monetary damages, and each Loan Party’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13    Expenses; Indemnity. (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of written notice from Lender for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions

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contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for each Loan Party (including, without limitation, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) each Loan Party’s ongoing performance of and compliance with such Loan Party’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) following any request by Borrower, any other Loan Party or Guarantor for any approvals, subordination and non-disturbance agreements, or similar agreements, Lender’s performance and compliance with such requests after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by any Loan Party; (v) securing each Loan Party’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Loan Party, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing any Loan Party’s defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that no Loan Party shall be liable for the payment or reimbursement of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.
(b)    Borrower and each other Loan Party shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower or any other Loan Party of its obligations under, or any material misrepresentation by Borrower or any other Loan Party contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) any

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liabilities incurred by Lender arising from the negotiation and/or execution of any Assignment of Franchise Agreement (collectively, the “Indemnified Liabilities”); provided, however, that no Loan Party shall have any obligation to any Indemnified Party hereunder to the extent that any Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
(c)    Each Loan Party covenants and agrees to pay for or, if Borrower or any other Loan Party fails to pay, to reimburse Lender for, any reasonable fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(d)    Each Loan Party shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any actual liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, shall become subject arising from any indemnification from Lender or its Affiliates to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities to the extent such liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower or any other Loan Party to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
Section 10.14    Schedules Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or any other Loan Party may otherwise have against any assignor of the Loan and the Loan Documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any other Loan Party in any action or proceeding brought by any such assignee upon the Loan and the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by such Loan Party.

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Section 10.16    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)  Each Loan Party and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between any Loan Party and Lender, nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and each Loan Party and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and each Loan Party any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17    Publicity. (a)  All news releases, publicity or advertising by any Loan Party or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association, or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion. Notwithstanding the foregoing, disclosure required by any applicable laws, including any applicable federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender or JPMorgan Chase Bank, National Association.
(b)  All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower or any Guarantor or any of their Affiliates shall be subject to the prior written approval of Borrower provided, that any news releases, publicity or advertising required by applicable law or in any judicial or administrative proceeding, shall not require the prior written approval of Borrower.
Section 10.18    Waiver of Marshalling of Assets. (a) Reserved.
(b)    To the fullest extent permitted by applicable law, each Loan Party, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Loan Party, its respective partners or members, and others with interests in such Loan Party, and of the Property and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt

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without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.19    Waiver of Counterclaim. Each Loan Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Loan Party acknowledges that, with respect to the Loan, each Loan Party shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Loan Party, and each Loan Party hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Loan Party acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of such Loan Party, Guarantor or their respective Affiliates.
Section 10.21    Brokers and Financial Advisors. Each Loan Party hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders other than Broker in connection with the transactions contemplated by this Agreement. Each Loan Party hereby agrees to indemnify, defend and hold Lender harmless from and against any and all actual claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) incurred by Lender in any way relating to or arising from a claim by Broker or any other Person that such Person acted on behalf of such Loan Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between each Loan Party and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several. If Operating Lessee consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

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Section 10.24    Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a)    the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
(b)    the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
(c)    the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
(d)    the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).
The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.
Section 10.25    Limitation on Liability of Operating Lessee. Notwithstanding the foregoing or any other provision of this Agreement or any of the other Loan Documents to the contrary, Lender, and its successors and assigns, agrees that Operating Lessee is not the Borrower and shall under no circumstances whatsoever be liable hereunder or under any of the other Loan Documents for the repayment of the Debt.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GRAND PRIX SILI II LLC, a Delaware limited
liability company

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Authorized Signatory

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCATION,
a banking association chartered under the laws of the
United States of America

By: /s/ Joseph E. Geoghan
Name: Joseph E. Geoghan
Title: Managing Director

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The undersigned hereby executes this Agreement solely for the purposes of agreeing to comply with, perform and observe all obligations, covenants, obligations and duties and make, as and when required, the representations and warranties, hereunder and under any other Loan Document that purport to bind it or apply to it as a “Loan Party”.

OPERATING LESSEE:

CHATHAM SILI II LEASECO LLC, A
Delaware limited liability company

By: /s/ Eric Kentoff
Name: Eric Kentoff
Title: Authorized Signatory

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SCHEDULE I

RESERVED

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SCHEDULE II

RESERVED

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SCHEDULE III

RESERVED

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SCHEDULE IV

(REQUIRED REPAIRS – DEADLINES FOR COMPLETION)

Sunnyvale 2
Item	Immediate Cost	Repair Deadline for Completion
Add ADA van-accessible parking space with sign	$900.00	12 months
Move objects which protrude into accessible route in fitness center for ADA compliance	$500.00	12 months
Configure resident laundry room with clear space and accessible appliances for ADA compliance	$550.00	12 months
Maintain existing asbestos O&M	$0.00	Not applicable
EMG Recommendedation	$1,950.00
JPM Reserve (waived)	$0.00

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SCHEDULE V

(ORGANIZATIONAL CHART OF BORROWER)

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SCHEDULE VI

RESERVED

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SCHEDULE VII

RESERVED

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SCHEDULE VIII

RESERVED

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SCHEDULE IX

O&M PROGRAM
(attached hereto)

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SCHEDULE X
APPROVED PIP EXPENSES

$1,224,400.00 (the “Public Space PIP”)

$2,817,710.00 (the “Room/Corridor PIP”)

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SCHEDULE XI

PROPERTY IMPROVEMENT PLAN

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